Exhibit 10.85

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (“Agreement”) is made and entered into this 9th day of May, 2005, by and among CARRAMERICA REALTY OPERATING PARTNERSHIP, L.P. (“CARR”), PROXIM WIRELESS NETWORKS, INC., f/k/a PROXIM, INC. (“PROXIM WIRELESS”), and its parent PROXIM CORPORATION (“PROXIM CORP”, collectively with PROXIM WIRELESS, “PROXIM” unless specified otherwise).

RECITALS

A.                                   On or about August 25, 1999, CARR’s predecessor-in-interest, CARRAMERICA REALTY CORPORATION, and PROXIM, INC. entered into a written lease (the “Lease”) for premises known as Building A, located at 510 DeGuigne, Sunnyvale, California; Building B, located at 935 Stewart Drive, Sunnyvale, California; and Building C, located at 945 Stewart Drive, Sunnyvale, California, as more particularly described in Exhibit A in the Lease (the “Premises”).

B.                                     On or about June 6, 2003, PROXIM, INC. entered into a written Sublease (the “Vitria Sublease”) for Building C, located at 945 Stewart Drive, Sunnyvale, California (the “Vitria Premises”) with Vitria Technology, Inc. (“Vitria”). On or about June 15, 2003, CARRAMERICA REALTY CORPORATION, PROXIM, INC., and Vitria entered into a written Sublease Consent and Agreement (the “Sublease Consent and Agreement”).

C.                                     PROXIM is currently downsizing the business it conducts on the Premises, has informed CARR that it may not continue to perform pursuant to the terms of the Lease as more specifically set forth in PROXIM CORP’s most recent securities filings with the United States

Securities and Exchange Commission, and has requested CARR to terminate the Lease and allow PROXIM to relocate to smaller and less expensive premises owned by CARR. CARR has agreed to such early termination of the Lease provided that, as more particularly set forth below in this Agreement: (a) PROXIM pays to CARR the amounts set forth herein as and when required under this Agreement; (b) PROXIM vacates and surrenders the Premises to CARR in the condition required under this Agreement on or before the Termination Date (as defined herein); (c) PROXIM CORP executes the New Lease, as defined herein; (d) PROXIM releases CARR, effective as of the Termination Date, from any further obligation or liability under the Lease; and (e) all of the other conditions set forth herein are satisfied.

D.                                    CARR and PROXIM have agreed that PROXIM CORP will occupy space at Bayshore Center, 2115 O’Nel Drive, San Jose, California, owned by CARR (the “New Premises”). PROXIM CORP and CARR will execute a new lease for the New Premises (the “New Lease”) in the form attached hereto as Exhibit A.

E.                                      All capitalized terms not specifically defined in this Agreement shall have the same meanings and definitions as set forth in the Lease.

WHEREFORE, in consideration of the promises and covenants set forth herein it is hereby agreed as follows:

AGREEMENT

1.                                       Amendment to Lease. This Agreement shall constitute an amendment to the Lease and shall be effective as of the date of this Agreement. Except as expressly modified herein all of the terms and conditions of the Lease shall remain in full force and effect and the

2

parties shall otherwise comply in all respects with the Lease through the Termination Date as hereinafter defined.

2.                                       Termination of Lease. CARR and PROXIM hereby mutually agree that, conditioned upon the satisfaction or waiver of all of the conditions set forth in Section 3 below, the Lease will permanently and irrevocably terminate as of June 15, 2005 (the “Termination Date”). PROXIM shall continue to perform all of the obligations required to be performed by PROXIM under the Lease prior to the termination of the Lease on the Termination Date. PROXIM shall vacate the Premises on or before 5:00 p.m. on the Termination Date and deliver possession thereof to CARR vacant and in broom clean condition, other than the Vitria Premises, and CARR agrees that the same shall satisfy PROXIM’s surrender obligations in the Lease. In addition to all of the remedies provided for herein and at law, if PROXIM fails to vacate the Premises as agreed herein, then PROXIM WIRELESS shall pay CARR hold-over rent as provided in the Lease for each month or any portion thereof that PROXIM remains in possession of the Premises from and after June 15, 2005. The parties agree that, except to the extent that the releases as set forth in Section 6 of this Agreement become effective, the termination of the Lease shall not extinguish, release or discharge PROXIM of its obligations under the Lease, and notwithstanding the termination of the Lease, PROXIM shall remain liable for obligations under the Lease and California law, including, but not limited to, obligations arising under Section 1951.2 of the California Civil Code, if any.

3.                                       Conditions Precedent to Lease Termination.

3.1                                 Concurrent with execution and delivery of this Agreement and as separate and independent conditions precedent for the benefit of CARR to the effectiveness of this

3

Agreement and the documents executed hereunder and the deliveries made hereunder and as consideration for CARR’s agreement to terminate the Lease early, PROXIM must timely satisfy each and every condition and/or obligation on its part to be satisfied as set forth in this Section 3.1 below. If any of the following conditions do not occur, then this Agreement shall automatically terminate and be of no further force or effect.

3.1.1                        Concurrent with PROXIM’s execution and delivery of this Agreement to CARR, PROXIM shall pay to CARR the Base Rent and estimated Operating Cost Share Rent and Tax Share Rent that comes due from June 1, 2005 through the Termination Date in the amount of $246,593.48 (the “June Rent”), which payment shall constitute full satisfaction of PROXIM’s obligation to pay rent under the Lease during such period.

3.1.2                        Concurrent with PROXIM’s execution and delivery of this Agreement to CARR, PROXIM shall deliver to CARR the Stipulation for Entry of Judgment attached hereto as Exhibit B (the “Stipulation”) which shall have been fully signed by PROXIM WIRELESS AND PROXIM CORP and PROXIM’s legal counsel to support PROXIM’s promise to vacate the Premises (other than the Vitria Premises).

3.1.3                        Concurrent with PROXIM’s execution and delivery of this Agreement to CARR, PROXIM shall pay CARR the sum of One Million and 00/100 Dollars ($1,000,000) in certified funds or by wire transfer.

3.1.4                        Concurrent with PROXIM’s execution and delivery of this Agreement to CARR, CARR and PROXIM CORP shall enter into the New Lease.

4

3.1.5                        Concurrent with PROXIM’s execution and delivery of this Agreement to CARR, PROXIM shall transfer the Vitria Security Deposit (as defined below) to CARR.

3.1.6                        Concurrent with PROXIM’s execution and delivery of this Agreement to CARR, PROXIM shall pay to CARR the following amount as the security deposit under the New Lease: Seventy-One Thousand Two Hundred Fifty and 00/100 Dollars ($71,250.00).

3.1.7                        All of the amounts payable by PROXIM to CARR pursuant to Sections 3.1.1 through 3.1.6 above are collectively referred to hereinafter as the “Payment Obligations.”

3.2                                 Concurrent with CARR’s execution and delivery of this Agreement to PROXIM and as separate and independent conditions precedent for the benefit of PROXIM to the effectiveness of this Agreement and the documents executed hereunder and the deliveries made hereunder and as consideration for PROXIM’s agreement to enter into this Agreement:

3.2.1                        CARR and PROXIM CORP shall enter into the New Lease.

3.2.2                        CARR shall deliver possession of the New Premises to PROXIM CORP immediately upon the mutual execution and delivery of the New Lease by CARR and PROXIM CORP as provided in, and in the condition required under, the New Lease.

4.                                       No Other Tenants; Vitria Sublease. PROXIM represents and warrants that, to PROXIM’s best knowledge, based upon PROXIM’s acts (but with no representation by PROXIM as to the acts of CARR), PROXIM WIRELESS is the sole lawful tenant under the Lease.

5

PROXIM further represents and warrants that it has not sublet, assigned, conveyed, encumbered or otherwise transferred any of its right, title or interest under the Lease or arising from its use or occupancy of the Premises, and no other person, partnership, corporation or other entity has any right, title or interest in the Lease or the Premises, or the right to occupy or use all or any portion of the Premises, in cither case arising through PROXIM, except for the Vitria Sublease. PROXIM will take all steps reasonably requested by CARR not inconsistent with the terms of this Agreement and without expending more than a nominal sum to effectuate conversion of the Vitria Sublease to a direct lease with CARR as of the Termination Date and PROXIM shall, immediately following the mutual execution and delivery of this Agreement by CARR and PROXIM, instruct Vitria to commence paying the Vitria Sublease rent to CARR as of June 1, 2005 and thereafter. Further, the security deposit held by PROXIM under the Vitria Sublease in the amount of $80,300.28 (the “Vitria Security Deposit”) shall be transferred to CARR to hold as a security deposit under the Vitria Sublease concurrently with the execution and delivery of this Agreement by PROXIM. Except as modified herein, PROXIM WIRELESS shall continue to comply with all of its obligations under the Vitria Sublease and the Sublease Consent and Agreement.

Notwithstanding any contrary provision of the Vitria Sublease or the Sublease Consent and Agreement, CARR shall be entitled to the payment of rent under the Vitria Sublease for the period June 1-15, 2005 directly from Vitria. CARR and PROXIM acknowledge that the June Rent payable by PROXIM to CARR pursuant to Section 3.1.1 above includes the rent payable for the Vitria Premises for the period June 1-15, 2005, and therefore, upon CARR’s receipt of the payment from Vitria of the Vitria Sublease rent for June, 2005, CARR shall promptly reimburse to PROXIM the Vitria Sublease rent for the period June 1-15, 2005. Alternatively, if Vitria pays

6

PROXIM rather than CARR for the Vitria Sublease rent for June, 2005, then PROXIM shall, promptly upon receipt of Vitria’s payment, pay to CARR the Vitria Sublease rent for the period June 16-30, 2005. PROXIM agrees that Vitria’s payment of the Vitria Sublease rent for June, 2005 to CARR shall satisfy and discharge Vitria’s obligation for paying rent under the Vitria Sublease for June, 2005 to the full extent of such payments made to CARR.

Prior to the Termination Date, CARR shall irrevocably make and communicate to Vitria the election set forth in
Section 4.1(a) of the Sublease Consent and Agreement. CARR shall at all times thereafter for the remainder of the term of the Vitria Sublease respect and abide by such election.

All revenues, income, receivables, costs, expenses and payables relating to the Vitria Sublease (including, without limitation, rents payable and receivable, Operating Costs Share Rent, Tax Share Rent, and subtenant reimbursements) shall be prorated between CARR and PROXIM as of the Termination Date in a reasonable and equitable manner consistent with the terms of this Agreement and the manner of proration customarily employed in real estate transactions in Santa Clara County, California. CARR and PROXIM, as the case may be, shall promptly pay amounts due the other party in accordance with the terms hereof.

Rents and other payments under the Vitria Sublease which have not yet been paid as of the Termination Date shall be prorated as of the Termination Date. CARR shall have no obligation to collect for PROXIM any rents or other charges from Vitria applicable to periods prior to the Termination Date, nor shall CARR have any obligation to litigate or declare a default under the Vitria Sublease by reason of any such unpaid amounts applicable to periods prior to the Termination Date. From and after the Termination Date, PROXIM shall only have the right to

7

institute or continue any legal, equitable or other action, suit, or arbitration or pursue any claim against Vitria for unpaid rent owing for the period of June 1-15, 2005 under the Sublease. Subject to the foregoing, from and after the Termination Date, PROXIM shall have no right to institute or continue any legal, equitable or other action, suit, or arbitration or pursue any claim against Vitria for any matter relating to the Vitria Sublease, the Sublease Consent and Agreement, or the Vitria Premises (other than a counterclaim, affirmative defense, or cross-complaint in an action initiated by Vitria), except future claims of any third parties for which PROXIM is entitled to defense and indemnity under the Vitria Sublease or the Sublease Consent and Agreement or at law, or any third party subrogation claim arising out of matters relating to the tenancy of Vitria for the period on or prior to the Termination Date which may be brought against Vitria or PROXIM and for which Vitria is responsible under the Vitria Sublease. In the event that PROXIM has a claim against Vitria for delinquent rents which relate to the period prior to the Termination Date, or in connection with PROXIM’s right to payment from CARR for the Vitria Sublease rent for the period June 1-15, 2005, if applicable, then in determining PROXIM’s right to payments from CARR for such amounts, any rents collected by CARR, if any, net of the costs of collection (including attorneys’ fees), shall be applied first to amounts currently due and then to amounts most recently overdue.

Subsequent to the Termination Date, CARR and PROXIM shall each render periodic accountings to the other of amounts received or paid by them subject to proration and, if such accountings show any amounts owing from one party to the other, the party owing such amount shall promptly pay it. CARR and PROXIM shall each have access to the other’s books and records regarding the Vitria Sublease, on reasonable notice during normal business hours, to the extent such books and records are reasonably necessary in order to verify such accountings.

8

PROXIM has not received written notice of, and to PROXIM’s actual knowledge, without inquiry (i) there are no uncured defaults by PROXIM under the Vitria Sublease, (ii) PROXIM has received no notice of any pending, threatened or contemplated actions, suits, arbitrations, claims or proceedings, at law or in equity, affecting the Vitria Sublease or the Vitria Premises, and (iii) Vitria has not given any notice to PROXIM of any defenses to, offsets or claims against rents payable or any other obligations under the Vitria Sublease.

PROXIM hereby represents and warrants to CARR as follows:

(1)  that the Vitria Sublease (i) has been duly authorized and executed by PROXIM WIRELESS, (ii) is in full force and effect according to the terms set forth therein, and (iii) sets forth the entire agreement between PROXIM and Vitria with respect to the Vitria Premises;

(2)  PROXIM has not granted any tenant improvement allowance or other tenant allowance or cash payment (e.g., refurbishment allowance or moving allowance) to Vitria which has not been paid to or credited to Vitria prior to the date of this Agreement;

(3)  All of PROXIM’s obligations under the Vitria Sublease, which accrued prior to the date of this Agreement, have been performed in accordance with the requirements thereof;

(4)  Vitria has not been released or discharged, voluntarily by PROXIM, from any future obligation related to the Vitria Sublease;

(5)  Vitria is in occupancy of the Vitria Premises;

9

(6)  As of the Termination Date, neither PROXIM’s interest in the Vitria Sublease nor any of the rentals due or to become due under the Vitria Sublease shall be assigned, encumbered or subject to any liens;

(7)  All prepaid rent set forth in the Vitria Sublease has previously been applied to monthly base rent payments due under the Vitria Sublease prior to the date of this Agreement, and there is no remaining unapplied portion of any prepaid rent; and

(8)  To PROXIM’s actual knowledge, without inquiry, Vitria is not now in default in the performance of any covenant, agreement or condition contained in the Vitria Sublease, nor is there now any fact or condition which, with the passage of time or the giving of notice, or both, would constitute a default by Vitria under the Vitria Sublease.

From and after the date of this Agreement, through and including the Termination Date, PROXIM shall:

(a)                                  Not modify, extend, terminate or otherwise change any of the terms, covenants or conditions of the Vitria Sublease, or approve or disapprove of any assignment thereof, or enter into new subleases or any other obligations or agreements affecting the Premises, or any portion thereof, without the prior written consent of CARR in any such instance, which consent may be withheld in CARR’s sole discretion;

(b)                                 Not accept from Vitria payment of rent for any period after June, 2005 or apply any security deposit to rent or any other sum due from, or on account of any default by, Vitria;

10

(c)                                  Promptly notify CARR of any change with respect to the Vitria Sublease, or of any event or circumstance which makes any representation or warranty of PROXIM under this Section 4 untrue or misleading in any material respect; and

(d)                                 Not approve or disapprove any change in any of the terms, covenants or conditions of the Vitria Sublease, or the assignment or termination thereof, and shall not approve or disapprove any new subleases of the Premises, or any portion thereof, or any new sub-subleases of the Vitria Premises, without the prior written consent of CARR in any such instance, which consent may be withheld in CARR’s sole discretion.

In addition to PROXIM’s indemnity obligations as set forth in the Lease and elsewhere in this Agreement, and notwithstanding any contrary provision of this Agreement, PROXIM hereby agrees to indemnify, protect, defend and hold CARR and its officers, directors, partners, agents, attorneys, and employees harmless from and against any and all claims, losses, liabilities, actions, causes of action, penalties, demands, and expenses of any kind or nature, including reasonable attorneys’ fees and costs, arising out of, resulting from, or relating to any breach by PROXIM, on or prior to the Termination Date, of any of PROXIM’s obligations under the Vitria Sublease, provided that PROXIM’s liability under the express indemnity set forth in this paragraph shall not exceed Twenty-Five Thousand Dollars ($25,000.00) in the aggregate.

4A.  Letter of Credit. CARR and PROXIM hereby acknowledge and agree that, in accordance with the terms of Section 22 of the Lease, CARR currently holds an Irrevocable Standby Letter of Credit, namely Irrevocable Standby Letter of Credit No. SVBSF002376 in the amount of $466,106.50 (the “Letter of Credit”), which Letter of Credit was issued by Silicon Valley Bank (the “LC Lender”). PROXIM acknowledges that neither the Letter of Credit nor the

11

proceeds thereof are an asset of PROXIM, and in the event of a bankruptcy action filed by or against PROXIM, they shall not be part of the Tenant’s estate. Immediately upon the full execution and delivery of this Agreement by CARR and PROXIM, PROXIM shall cause the Letter of Credit to be amended by the LC Lender (the “LC Amendment”) and shall deliver the LC Amendment to CARR within three (3) business days after the full execution and delivery of this Agreement by CARR and PROXIM. The LC Amendment shall (i) incorporate into the Letter of Credit a new certification which may be given by CARR to the LC Lender for the purpose of drawing upon the Letter of Credit, and (ii) provide that such certification, if given by CARR, shall be given independently of (and not in conjunction with or in addition to) any other certifications presently required in the current form of the Letter of Credit (prior to any amendment pursuant to this Section 4A) for drawings to be made by CARR. The new certification provided for in the LC Amendment shall be consistent with the provision set forth in Exhibit C attached hereto. In addition, the form and content of such LC Amendment shall be subject to CARR’s prior written approval, and such LC Amendment shall be obtained by PROXIM at PROXIM’s sole cost. Immediately following delivery of the LC Amendment by PROXIM to CARR in compliance with the foregoing provisions, CARR shall have the right to draw down upon the entire amount of the Letter of Credit, and keep the proceeds of such draw for CARR’s own account. CARR shall use commercially reasonable efforts to draw upon the full amount of the Letter of Credit immediately following the delivery by PROXIM to CARR of the LC Amendment in compliance with the foregoing terms of this Section 4A, and PROXIM shall exercise commercially reasonable efforts to assist CARR in its effort to draw upon the full amount of the Letter of Credit (without expending more than a nominal sum and in a manner not inconsistent with the terms of this Agreement), including, but not limited to, by confirming to the

12

LC Lender that CARR has the right to draw on the full amount of the Letter of Credit, and by executing any and all documents reasonably required by either CARR or the LC Lender in connection with any draw request and taking any other actions necessary to facilitate the draw on the Letter of Credit. Any costs or fees charged by the LC Lender in connection with CARR’s draw thereof (the “LC Fees”) shall be reimbursed by PROXIM to CARR promptly upon CARR’s submission of an invoice to PROXIM for such amounts, provided that any such fees charged by the LC Lender for CARR’s draw (as opposed to the fees charged for the LC Amendment, which shall be payable by PROXIM in any event) which equal less than Five Hundred Dollars ($500.00) in the aggregate shall be payable by CARR without reimbursement from PROXIM. If, despite using commercially reasonable efforts to draw the entire amount of the Letter of Credit, CARR is unable to do so by May 20, 2005, CARR shall promptly inform PROXIM of such failure and demand a cash payment from PROXIM in the amount of the unsatisfied draw, which amount shall be payable by PROXIM to CARR within five (5) business days of CARR’s request therefor (the “LC Payment”). PROXIM’s failure to timely pay such amount shall constitute the failure of a Release Condition to occur, which shall cause CARR’s release under Section 6.2 below to be ineffective and shall entitle CARR to the rights and remedies set forth in Sections 6.2 and 7 below. Concurrently with PROXIM’s making of the LC Payment, CARR shall return the Letter of Credit to PROXIM. Notwithstanding any contrary provision of the Lease or this Agreement, PROXIM shall not be obligated to replenish the Letter of Credit pursuant to Section 22 of the Lease upon CARR’s draw on the Letter of Credit pursuant to this Section 4A, provided that the Lease terminates pursuant to this Agreement.

4B.  Delivery of New Premises. CARR shall deliver possession of the New Premises to PROXIM CORP immediately upon the mutual execution and delivery of the New Lease by

13

CARR and PROXIM CORP, as provided in, and in the condition required under, the New Lease. Notwithstanding any contrary provision of this Agreement, the condition precedent set forth in Section 3.2.2 above and CARR’s obligation under this Section 4B shall be deemed timely satisfied if CARR delivers possession of the New Premises within three (3) business days following the date of the mutual execution and delivery of the New Lease by CARR and PROXIM CORP.

5.                                       Default. Upon any default by PROXIM of its obligation to vacate the Premises under this Agreement, subject to Section 3.2 above, in addition to all other remedies available to CARR under this Agreement, CARR shall have the right to entry of judgment on the terms and conditions set forth in the Stipulation.

6.                                       Releases.

The terms of Section 6.2 below shall be effective, if at all, only upon the occurrence of all of the following conditions within the notice and cure periods set forth in Section 7 below, unless the failure to occur was due to CARR’s breach of its obligations under this Agreement: (i) the timely satisfaction of all of the conditions set forth in Section 3.1 above, (ii) PROXIM’s vacation and surrender of the Premises (excluding the Vitria Premises) prior to 5:00 p.m. on the Termination Date in accordance with the terms of Section 2 above, subject to Section 3.2 above, and (iii) the receipt by CARR of the LC Amendment, the LC Fees, and the Letter of Credit Proceeds or the LC Payment, in accordance with and by the deadlines set forth in Section 4A above, provided CARR has complied with its obligations under Section 4A above (the foregoing conditions set forth in items (i) through (iii) above are referred to herein as the “Release

14

Conditions”). The terms of Section 6.1 below shall be effective upon mutual execution of this Agreement.

6.1                                 Release by PROXIM. Subject to Section 3.2, except with respect to the obligations arising under this Agreement and the New Lease, or any of their exhibits, or any other documents contemplated hereunder, PROXIM, on behalf of itself and each of its successors, heirs, assigns, partners, officers, directors, shareholders, trustees, beneficiaries, insurers, and persons and entities holding beneficial interests, releases and absolutely and forever discharges CARR, and its successors, heirs, assigns, agents, employees, representatives, partners, officers, directors, shareholders, parent companies, trustees, beneficiaries, insurers and persons and entities holding beneficial interests from all claims, demands, causes of action, whether or not now known, suspected or claimed, which as of the date hereof, the Termination Date, or thereafter, it ever had, now has, claims to have had, or may have had relating to the Lease and/or the Premises against CARR, including, but not limited to, any obligations of CARR to refund to PROXIM or credit against any Rent due under the Lease any overpayment by PROXIM for increases in Operating Cost Share Rent and Tax Share Rent in accordance with the annual reconciliation of Operating Costs and Taxes as set forth in the Lease, except future claims of any third party for which PROXIM is entitled to defense and indemnity under the Lease or at law or any third party subrogation claim arising out of matters relating to the Lease which may be brought against PROXIM for which CARR is responsible under the Lease.

PROXIM acknowledges that it is familiar with Section 1542 of the California Civil Code which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of

15

executing the release, which if known by him or her must have materially affected his or her with the debtor.”

PROXIM waives and relinquishes any rights it may have under Section 1542 to the full extent it may lawfully waive such rights.

6.2.                              Contingent Release by CARR. Except with respect to the obligations arising under this Agreement or any of its exhibits or any other documents contemplated hereunder, CARR, on behalf of itself and each of its successors, heirs, assigns, partners, officers, directors, shareholders, trustees, beneficiaries, insurers, and persons and entities holding beneficial interests, releases and absolutely and forever discharges PROXIM, and its respective successors, heirs, assigns, agents, employees, representatives, partners, officers, directors, shareholders, parent companies, trustees, beneficiaries, insurers and persons and entities holding beneficial interests from all claims, demands, causes of action, whether or not now known, suspected or claimed, which as of the date hereof, the Termination Date, or thereafter, it ever had, now has, claims to have had, or may have had against PROXIM relating to the Lease and/or the Premises, with the exception of (i) the future claims of any third party for which CARR is entitled to defense and indemnity under the Lease or the Sublease Consent and Agreement, or at law or any third party subrogation claim arising out of matters relating to the tenancy of PROXIM which may be brought against CARR and/or PROXIM subsequent to the date of this Agreement for which PROXIM is responsible under the Lease, or (ii) except as otherwise provided in this Agreement.

16

CARR acknowledges that it is familiar with Section 1542 of the California Civil Code which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her with the debtor.”

CARR waives and relinquishes any rights it may have under Section 1542 to the full extent it may lawfully waive such rights.

CARR’s release pursuant to this Section 6.2 shall be effective so long as no action, litigation, action or other proceeding (collectively, the “Action”) is filed or brought against CARR under 11 U.S.C. Section 544, 545, 546, 547, 548 or 550, or any other similar State or federal law in connection with a bankruptcy, assignment for the benefit of creditors, or other similar proceeding filed by or against PROXIM, seeking the avoidance or return of any payments or transfers to CARR made under the terms of this Agreement, including the Payment Obligations, the LC Fees, the Letter of Credit Proceeds, or the LC Payment (collectively, the “Transfers”), and which results in CARR being obligated to pay any such amount to anyone by reason of a judgment entered in any such action, in settlement of any claims, or otherwise. In the event any Action is filed against CARR seeking the avoidance or return of any of the Transfers which results in CARR being obligated to pay any such amount to anyone by reason of a judgment entered in any such action, in settlement of any claims, or otherwise, CARR’s release shall become null and void and CARR shall be entitled to assert against PROXIM WIRELESS all of CARR’s rights and remedies as set forth in Article 14 of the Lease, as amended hereby, and the right to recover damages from PROXIM WIRELESS as provided in California Civil Code Section 1951.2, in addition to any other rights and remedies it has under either the Lease or

17

State or federal law, but taking into account, in any case, amounts previously paid and consideration given that are not recovered in the Action, and in such event it is expressly understood and agreed by the parties hereto that this Agreement shall not be construed as a substitution of an agreement for an obligation, nor as a novation or the substitution of a contract for an obligation, but instead as a mere mechanism employed by the parties hereto to permit a procedure whereby CARR and PROXIM are afforded the benefits set forth herein.

7.                                       Default by PROXIM; CARR’s Remedies. In the event that PROXIM fails to cause all of the Release Conditions to occur and such failure continues for a period of three (3) days after written notice thereof, unless such failure was due to CARR’s breach of its obligations under this Agreement, or in the event of the filing of an Action which results in CARR being obligated to pay any amounts to anyone by reason of a judgment entered in any such action, in settlement of claims or otherwise as set forth in Section 6.2 above, PROXIM shall be deemed to be in default (the “Default”) of this Agreement, and CARR shall have all of its rights and remedies available at law or in equity. Upon a Default by PROXIM, the termination of the Lease as set forth in Section 2 of this Agreement shall be deemed to have been a termination of the Lease by CARR as a result of an event of default under Article 14 of the Lease, and without regard to any notice requirements or cure rights contained therein, CARR shall have all of its rights and remedies at law or in equity, including all of the rights and remedies set forth in Article 14 of the Lease, as amended hereby, and the right to recover damages from PROXIM WIRELESS as provided in California Civil Code Section 1951.2. The amount of any such damages shall be reduced, however, by the aggregate amount of all sums paid by PROXIM and retained by CARR under this Agreement. PROXIM acknowledges and agrees that the

18

conversion of the Vitria Sublease to a direct lease with CARR and CARR’s consummation of the New Lease satisfy CARR’s mitigation obligations under California Civil Code Section 1951.2.

8.                                       Consequential Damage Liability. PROXIM acknowledges that if PROXIM does not deliver exclusive possession of the Premises as herein provided on or before the Termination Date, except due to the fact that CARR has not tendered possession of the premises pursuant to the New Lease to PROXIM CORP immediately upon the mutual execution and delivery of the New Lease by PROXIM CORP and CARR (subject to Section 4B above), CARR may incur substantial damages, costs and losses. PROXIM understands and agrees that PROXIM’s failure to deliver possession of the Premises as provided in this Agreement and to perform its other obligations under this Agreement may cause CARR to be unable to fulfill its obligations to certain third parties, which failure may cause material damage to CARR, and cause CARR to incur consequential damages in addition to any and all other damages provided herein or at law or in equity.

9.                                       Representations and Warranties.

9.1                                 By Each Party. Each party hereto represents and warrants to each other party hereto as follows:

9.1.1                        Lease in Effect. The Lease is in full force and effect.

9.1.2                        Authority and Enforceability. Each party has the full right, legal power and actual authority to enter into this Agreement and to consummate the transactions contemplated hereby, and this Agreement, when executed and delivered by the parties hereto, will be valid and binding and enforceable against such party in accordance with its terms.

19

9.1.3                        Advice of Counsel. Each party (i) has had the opportunity to seek the advice of counsel concerning this Agreement, the New Lease, and the Stipulation, and the transactions contemplated hereby, including without limitation the release of claims set forth in Section 6 above, (ii) has been fully advised of the meaning and effect of this Agreement, the New Lease, and the Stipulation, and such transactions, and (iii) has executed this Agreement, the New Lease, and the Stipulation, after independent investigation without fraud, duress or undue influence and without reliance on any representation, warranty, promise or inducement not specifically set forth in this Agreement, the New Lease, and the Stipulation.

9.2                                 Representations by PROXIM. PROXIM hereby represents and warrants to CARR as follows: To PROXIM’s actual knowledge, without inquiry, there are no defaults by CARR under the Lease, and no circumstance has occurred, which, but for the expiration of an applicable grace period, would constitute an event of default by CARR under the Lease. PROXIM, to its actual knowledge, without inquiry, has no defenses or rights of offset against CARR. PROXIM represents and warrants as of the date hereof that there are no mechanic’s liens or other liens that have been placed against any portion of the Premises as a result of any act or omission on the part of PROXIM, its predecessors, contractors, agents, employees, successors or assigns. PROXIM acknowledges that CARR has reviewed and relied upon PROXIM CORP’s representations set forth in its filings with the United States Securities and Exchange Commission, including, but not limited to, its 10-K and 10-Q filings, in connection with CARR’s agreement to enter into this Agreement and the New Lease. PROXIM further represents and warrants that the Vitria Sublease is in full force and effect, that Vitria has no rights of offset under the Vitria Sublease, has not prepaid rent for more than the month of May, 2005 in advance, and has made no claim against PROXIM which, but for the expiration of an applicable grace

20

period, would constitute an event of default by PROXIM under the Vitria Sublease. PROXIM also represents and warrants that it has not dealt with any broker or finder in connection with a new sublease for any portion of the Premises other than Colliers Seeley; and hereby agrees to defend, indemnify and hold CARR harmless from and against any and all claims (including, but not limited to, reasonable attorneys fees and costs) of any broker or other party (including, but not limited to, Colliers Seeley) for any commission or other compensation owing to Colliers Seeley arising through and under PROXIM or arising out of any inaccuracy in the foregoing representation and warranty. PROXIM shall, at the request of CARR provide corporate resolutions regarding the execution of this Agreement and all agreements contemplated herein.

9.3                                 Representations by CARR. CARR represents and warrants that CARR owns fee simple title to the Premises and is the holder of the entire interest of the landlord under the Lease and that the representations made by CARR in the Lease that the Premises are not subject to any ground lease or mortgage remain true as of the Termination Date.

9.4                                 Survival of Representations. Notwithstanding the termination of the Lease and the release of liability provided for herein, the representations and warranties of each party as set forth above, CARR’s and PROXIM’s indemnities as set forth above and CARR’s obligations under the third paragraph of Section 4 above, shall survive the early termination of the Lease and each party shall be liable to the other party for any inaccuracy or breach of its representations, warranties, obligations or indemnities.

10.                                 Successors and Assigns. All covenants and agreements herein shall bind and inure to the benefit of the respective heirs, trusts, officers, directors, agents, related and affiliated entities, executors, administrators, successors and assigns of the parties hereto.

21

11.                                  Gender and Number. The masculine gender and singular number shall include the feminine, neuter and plural, as the context may demand.

12.                                 Entire Agreement. This Agreement, the New Lease, and the Stipulation constitute the entire agreement and understanding among the parties with respect to the subject matter herein, and supersede and replace any prior agreements and understandings, whether oral or written, between and among them with respect to such matters. In the event of any conflict or inconsistency between any provision of the Lease and any provision of this Agreement, this Agreement shall govern and prevail. This Agreement may not be amended or altered except by the written agreement of all the parties.

13.                                 Neutrality of Agreement. The parties hereto agree that this Agreement will be deemed to have been drafted jointly by the parties and, in the event of a dispute, shall not be construed in favor of or against any party by reason of such party’s contribution to the drafting of this Agreement.

14.                                 Execution By Facsimile and in Counterparts. This Agreement may be executed in counterparts, and a copy or facsimile of this Agreement and the signatures thereto may be used in lieu of and for any purpose.

15.                                 Independent Rights and Obligations. A breach by one party shall not affect the rights of any non-breaching party.

16.                                 Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof.

22

17.                                 Waivers. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver of any provision of this Agreement shall be binding on the parties hereto unless it is executed in writing by the party making the waiver.

18.                                 Further Assurances. Each party hereto will execute and deliver or cause to be executed and delivered such further documents, and will take such other actions, as any other party hereto reasonably requests to effect the purposes and transactions contemplated by this Agreement.

19.                                  No Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of, nor shall they be enforceable by, any third-party beneficiary.

20.                                 Headings. The Section and Subsection headings used herein are for the convenience of reference only, are not a part of this Agreement and are not to affect the construction of, or be taken into consideration in interpreting, any provision of this Agreement.

21.                                 Attorneys’ Fees. If any party hereto commences an action against any other party hereto because of a breach by such other party of any of the terms hereof, or in order to interpret or enforce the terms hereof, the prevailing party in such action shall be entitled, in addition to any other relief granted, to all costs and expenses incurred by such prevailing party in connection with such action, including, without limitation, all reasonable attorneys’ fees, costs and expenses.

22.                                 Time of Essence. Time is of the essence of each and every provision of this Agreement.

23

23.                                 Confidentiality. Subject to PROXIM’s disclosure to its potential investors, current or potential lenders, and potential business partners (collectively, the “Permitted Disclosure Parties”), PROXIM represents and agrees that it will keep the terms of this Agreement, the New Lease, and the Stipulation completely confidential, including, but not limited to, agreeing that the fact of and the terms of this Agreement, the New Lease, and the Stipulation have not and shall not be included in any press release. PROXIM further represents and agrees that it will not hereafter disclose (except as required by law) any information concerning the fact of or terms of this Agreement, the New Lease, or the Stipulation to any person, other than its attorney(s), tax advisor(s) and Permitted Disclosure Parties, provided each is informed of and agrees to be bound by this confidentiality provision. Nothing in this paragraph shall prohibit any party or his or her/its counsel from disclosing the fact of or terms of this Agreement, the New Lease, or the Stipulation as part of PROXIM’s filings with the United States Securities and Exchange Commission, or otherwise to a court, arbitrator, administrative agency or other tribunal of appropriate jurisdiction for the purpose of effectuating the provisions of this Agreement, the New Lease, and the Stipulation, or as otherwise required by law or court order.

24.                                 Governing Law. This Agreement is made and shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without regard to the conflict of laws principles thereof, as the same apply to agreements executed solely by residents of California and wholly to be performed within California.

25.                                 Notices. All notices, requests, demands, statements, designations, approvals or other communications (collectively, “Notices”) given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by United States certified or

24

registered mail, postage prepaid, return receipt requested (“Mail”), (B) delivered by a nationally recognized overnight courier, or (C) delivered personally. Any Notice shall be sent, transmitted, or delivered, as the case may be, to PROXIM at the address set forth below, or to such other place as PROXIM may from time to time designate in a Notice to CARR, or to CARR at the addresses set forth below, or to such other places as CARR may from time to time designate in a Notice to PROXIM. If personally delivered, such Notice shall be effective upon delivery. If mailed, Notice shall be deemed given on the third business day after it is deposited in the mail in accordance with the foregoing. Any correctly addressed Notice that is refused, unclaimed or undelivered because of an act or omission of the party to be notified shall be considered to be effective as of the first date that the Notice was refused, unclaimed or considered undeliverable by the postal authorities, messenger, officer of the law or overnight delivery service. As of the date hereof, any Notices must be sent, transmitted, or delivered, as the case may be, to the following addresses:

CARR:

CarrAmerica Realty Corporation
1810 Gateway Drive, Suite 150
San Mateo, CA 94404
Attention: Market Officer

25

with a copy to:

Allen Matkins Leck Gamble & Mallory LLP

1901 Avenue of the Stars, Suite 1800

Los Angeles, California 90067

Attention: Anton N. Natsis, Esq.

PROXIM:

Before and On the Termination Date:

Proxim Corporation and Proxim Wireless Networks, Inc.

935 Stewart Dr.

Sunnyvale, CA 94085

Attn: Chief Financial Officer and

Attn: General Counsel

After the Termination Date:

Proxim Corporation and Proxim Wireless Networks, Inc.

2115 O’Nel Drive

San Jose, CA 95131

Attn: Chief Financial Officer and

Attn: General Counsel

26

At all times, with a copy to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

Attn: Susan P. Reinstra

IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

CARRAMERICA REALTY OPERATING	PROXIM WIRELESS NETWORKS, INC., a
PARTNERSHIP, L.P.,	Delaware corporation
a Maryland corporation

By	By

Its		Its

By

Its

PROXIM CORPORATION, a Delaware corporation

By

Its

By

Its

27

EXHIBIT A

NEW LEASE

********************

LEASE

BAYSHORE CENTRE

********************

Between

PROXIM CORPORATION

(Tenant)

and

CARRAMERICA REALTY OPERATING PARTNERSHIP, L.P.

(Landlord)

NET LEASE

TABLE OF CONTENTS

1.	LEASE AGREEMENT
2.	RENT
3.	PREPARATION AND CONDITION OF PREMISES; TENANT'S POSSESSION; REPAIRS AND MAINTENANCE
4.	SERVICES AND UTILITIES
5.	ALTERATIONS AND REPAIRS
6.	USE OF PREMISES
7.	GOVERNMENTAL REQUIREMENTS AND BUILDING RULES
8.	WAIVER OF CLAIMS; INDEMNIFICATION; INSURANCE
9.	FIRE AND OTHER CASUALTY
10.	EMINENT DOMAIN
11.	RIGHTS RESERVED TO LANDLORD
12.	EVENTS OF DEFAULT
13.	LANDLORD REMEDIES
14.	SURRENDER
15.	HOLDOVER
16.	SUBORDINATION TO GROUND LEASES AND MORTGAGES
17.	ASSIGNMENT AND SUBLEASE
18.	CONVEYANCE BY LANDLORD
19.	ESTOPPEL CERTIFICATE
20.	SECURITY DEPOSIT
21.	Intentionally omitted
22.	NOTICES
23.	QUIET POSSESSION
24.	REAL ESTATE BROKERS
25.	MISCELLANEOUS
26.	UNRELATED BUSINESS INCOME
27.	BUILDING RENOVATIONS
28.	HAZARDOUS SUBSTANCES
29.	EXCULPATION
30.	COMMUNICATIONS AND COMPUTER LINES
31.	SATELLITE DISH
32.	REDUCTION OPTION

i

LEASE

THIS LEASE (the “Lease”) is dated as of May 10, 2005 (for reference purposes only) between CARRAMERICA REALTY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“Landlord”) and the Tenant as named in the Schedule below. The term “Project” means the building, the land appurtenant thereto (“Land”), and other improvements located thereon commonly known as “Bayshore Centre”, located in San Jose, California. The “Premises” means that portion of the Project leased to Tenant and described in the Schedule and outlined on Exhibits A-1 and A-2. The building in which the Premises are located shall be referred to herein as the “Building”. The following schedule (the “Schedule”) is an integral part of this Lease. Terms defined in this Schedule shall have the same meaning throughout the Lease.

SCHEDULE

1.            Tenant: PROXIM CORPORATION, a Delaware corporation

2.            Premises: Suite 200 in the Building, which shall be comprised of (a) the unhatched portion of the first floor of the Building shown on Exhibit A-1 attached hereto and (b) the entire second floor of the Building (as outlined on Exhibit A-2 attached hereto)

3.              Building: 2115 O’Nel Drive, San Jose, California

4.            Rentable Square Footage of the Premises: Approximately Seventy-Four Thousand Nine Hundred Seventy-Nine (74,979) rentable square feet

5.            Tenant’s Proportionate Share: 79.03% (based upon a total of 94,874 rentable square feet in the Building)

6.            Lease Deposit: Prepaid Rent equal to Sixty-Three Thousand Seven Hundred Thirty-Two and 15/100 Dollars ($63,732.15) and Security Deposit equal to Seventy-One Thousand Two Hundred Fifty Dollars ($71,250.00), totaling One Hundred Thirty-Four Thousand Nine Hundred Eighty-Two and 15/100 Dollars ($134,982.20)

7.            Permitted Use: General office, storage and shipping of products, assembly, repair and testing of products, research, testing and demonstration laboratory, product research and development, marketing and non-retail sales, customer service and support, and light electronics manufacturing

8.              Tenant’s Real Estate Broker for this Lease: None

9.              Landlord’s Real Estate Broker for this Lease: None

10.            Tenant Improvements, if any: None

11.            Commencement Date: June 15, 2005

ii

Rent Commencement Date: July 1, 2005

12.         Term/Termination Date: The Term of this Lease shall be for three (3) years commencing on the Commencement Date and expiring on the calendar day preceding the third (3rd) anniversary of the Commencement Date (the “Termination Date”); provided, however, that if the Commencement Date shall occur on a date other than the first day of a calendar month, the Termination Date shall be the last day of the calendar month in which the third (3rd) anniversary of the Commencement Date occurs.

13.          Parking Stalls: 285 unassigned stalls

14.          Base Rent:

Period	Monthly Base Rent
Rent Commencement Date – 12th full calendar month after the Rent Commencement Date	$63,732.15
13th – 24th full calendar months after the Rent Commencement Date	$67,481.10
25th full calendar month after the Rent Commencement Date – Termination Date	$71,230.05

15.          Reduction Option: See Section 32

Exhibit A-1 - PLAN OF THE PREMISES – FIRST FLOOR

Exhibit A-2 - PLAN OF THE PREMISES – SECOND FLOOR

Exhibit A-3 - PLAN OF THE REMAINDER PREMISES – FIRST FLOOR

Exhibit B - RULES AND REGULATIONS

Exhibit C – INTENTIONALLY OMITTED

Exhibit D — COMMENCEMENT DATE CONFIRMATION (see Section 1.1)

Exhibit E – ENVIRONMENTAL QUESTIONNAIRE

Exhibit F – GROUND LEASES AND MORTGAGES

iii

1.             LEASE AGREEMENT. On the terms stated in this Lease, Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, for the Term beginning on the Commencement Date and ending on the Termination Date unless extended or sooner terminated pursuant to this Lease.

1.1           Commencement Date. The Commencement Date of this Lease is the date set forth in the Schedule. This Lease shall be a binding contractual obligation effective upon execution and delivery hereof by Landlord and Tenant, notwithstanding the later commencement of the Lease Term. In the event Landlord fails to deliver possession of the Premises vacant and otherwise in the condition required hereunder by May 15, 2005, then Tenant may, by written notice to Landlord delivered at any time before Landlord delivers possession of the Premises to Tenant, terminate this Lease. Upon any such termination, Landlord shall promptly return to Tenant the Security Deposit.

1.2           Termination Date. The Termination Date of this Lease is the date set forth in the Schedule.

1.3           Early Occupancy. During the period commencing on the date on which this Lease is executed by both parties and ending on the Commencement Date (the “Early Occupancy Period”), Tenant shall be permitted to enter the Premises for the purpose of installing furniture, trade fixtures, equipment and cabling, preparing the Premises for occupancy and occupying the Premises, provided that (a) Tenant’s early entry does not interfere with Landlord’s performance of Landlord’s Work (as defined in Section 3. l(a) below), (b) prior to Tenant’s entry in the Premises, Tenant shall furnish to Landlord certificates of insurance satisfactory to Landlord evidencing Tenant’s compliance with the requirements of Section 8.3 below, and (c) Tenant’s work during the Early Occupancy Period shall comply with the requirements of Section 5 below. Tenant’s occupancy of the Premises during the Early Occupancy Period shall be subject to all of the terms, covenants and conditions of this Lease, except that Landlord agrees, subject to the last sentence of this Section 1.3, that Tenant’s obligation to pay Base Rent, Operating Cost Share Rent and Tax Share Rent (as such terms are defined in Sections 2.1(a) through 2.1(c) below) during the Early Occupancy Period shall be waived. In addition, Tenant shall pay the cost of all utilities and other services provided to the Premises prior to the Commencement Date which are required by reason of Tenant’s early occupancy.

2.             RENT.

2.1           Types of Rent. Tenant shall pay the following Rent in the form of a check to Landlord at the following address:

CarrAmerica Realty Operating Partnership, L.P.
t/a Bayshore Centre
P.O. Box 642922
Pittsburgh, PA 15264-2922

or by wire transfer as follows:

Account Name:	CarrAmerica Realty Operating Partnership, L.P.
t/a Bayshore Centre
Bank Name:	PNC Bank
Transit Number:	043-000-096
Account Number:	1004339188
Notification:	Lease Administration (CarrAmerica Realty Operating Partnership, L.P. re Proxim Corporation)
Telephone:	(408) 544-9660

or in such other manner as Landlord may notify Tenant.

(a)           Beginning on the Rent Commencement Date, Base Rent in monthly installments in advance, payable on or before the first day of each month of the Term in the amount set forth on the Schedule. Notwithstanding the foregoing, on or before the Commencement Date, Tenant shall pay to Landlord the Prepaid Rent set forth in Item 6 of the Schedule, which shall be applied to the first monthly installment of Base Rent payable by Tenant commencing on the Rent Commencement Date; provided, however, that if the Rent Commencement Date is a day other than the first day of a calendar month, then (i) the Prepaid Rent shall be applied to the Base Rent for the partial month in which the Rent Commencement Date occurs and the next succeeding calendar month, and (ii) the Prorated First Rent Payment (as defined below) shall be payable by Tenant on or before the first full calendar month following the Rent Commencement Date. The “Prorated First Rent Payment” means the remaining amount of Base Rent payable by Tenant for the first full calendar month following the Rent Commencement Date, after the Prepaid Rent is applied as provided above. All such prorations shall be made on the basis of the actual number of days in the applicable month.

(b)           Beginning on the Rent Commencement Date, Operating Cost Share Rent equal to (i) Tenant’s Proportionate Share (as set forth in the Schedule) of Operating Costs for the applicable Fiscal Year (as defined in Section 2.3(e) below), plus (ii) management fees equal to three percent (3%) of the total Rent payable under this Lease for the applicable Fiscal Year, paid monthly in advance in an estimated amount. The definition of Operating Costs and the method for billing and payment of Operating Cost Share Rent are set forth in Sections 2.2, 2.3 and 2.4.

(c)           Beginning on the Rent Commencement Date, Tax Share Rent equal to Tenant’s Proportionate Share of Taxes for the applicable Fiscal Year, paid monthly in advance in an estimated amount. A definition of Taxes and the method for billing and payment of Tax Share Rent are set forth in Sections 2.2, 2.3 and 2.4.

As used in this Lease, the term “Rent” means Base Rent, Operating Cost Share Rent, Tax Share Rent and all other costs, expenses, liabilities, and amounts which Tenant is required to pay under this Lease (“Additional Rent”), including any interest for late payment. Tenant’s agreement to pay Rent is an independent covenant, with no right of setoff, deduction or counterclaim of any kind.

2.2           Payment of Operating Cost Share Rent and Tax Share Rent.

(a)           Payment of Estimated Operating Cost Share Rent and Tax Share Rent.

(i)            Before the Commencement Date and on or before April 1 of each succeeding Fiscal Year, or as soon as reasonably possible thereafter, Landlord shall give Tenant notice of Landlord’s estimate of the payments to be made pursuant to Sections 2.1(b) and 2.1(c) above for such Fiscal Year. Landlord may revise these estimates by written notice to Tenant whenever it obtains more accurate information, such as the final real estate tax assessment or tax rate for the Project, in which event subsequent monthly payments by Tenant for such Fiscal Year shall be based upon such revised estimate; provided, however, that Landlord may provide such revised estimate no more than once in any calendar year.

(ii)           Within ten (10) days after receiving Landlord’s notice regarding the original or revised estimate of the monthly payments to be made pursuant to Sections 2.1(b) and 2.1(c) above for a particular Fiscal Year, Tenant shall pay Landlord an amount equal to the product of such estimated monthly payments (as set forth in Landlord’s notice), multiplied by the number of months that have elapsed in the applicable Fiscal Year to the date of such payment including the current month, minus any payments on account thereof previously made by Tenant for the months elapsed. On the first day of each month thereafter, Tenant shall pay Landlord the estimated monthly payments as set forth in Landlord’s most recent notice, until a new estimate becomes applicable.

(b)           Correction of Operating Cost Share Rent and Tax Share Rent. Within one hundred fifty (150) days after the close of each Fiscal Year or as soon after such 150-day period as practicable, Landlord shall deliver to Tenant a statement of (i) Operating Costs and Taxes for such Fiscal Year, and (ii) the payments made by Tenant under Section 2.2(a) above for such Fiscal Year (the “Annual Expense Statement”). If, on the basis of any Annual Expense Statement, Tenant owes an amount that is less than the estimated payments previously made by Tenant for the applicable Fiscal Year, Landlord, at its election, shall either promptly refund the amount of the overpayment to Tenant or, if this Lease is still in effect, credit such excess against Tenant’s subsequent obligations to pay Operating Costs and Taxes. If, on the basis of any Annual Expense Statement, Tenant owes an amount that is more than the estimated payments previously made by Tenant for the applicable Fiscal Year, Tenant shall pay the deficiency to Landlord within twenty (20) days after Landlord’s delivery of such Annual Expense Statement to Tenant. The obligations of Landlord and Tenant under this Section to promptly refund any overpayment or pay any deficiency, as appropriate, shall survive the expiration or earlier termination of this Lease.

2.3           Definitions.

(a)           Included Operating Costs.

(i)            “Operating Costs” means any expenses, costs and disbursements of any kind other than Taxes, paid or incurred by Landlord in connection with the ownership, management, maintenance, operation and repair of the Project or any part thereof, and of the personal property, trade fixtures, machinery, equipment, systems and apparatus used in connection therewith, including, without limitation, (1) all costs to operate, maintain, repair, replace, supervise, insure and administer the common areas of the Project, including, without limitation, all costs of resurfacing and restriping the parking areas of the Project; (2) all costs and expenses paid or incurred by Landlord in connection with the obtaining of insurance on the Premises, the Building and/or the Project or any part thereof or interest therein, and any deductibles paid under policies of any such insurance; (3) except for costs and expenses which are the sole responsibility of Tenant pursuant to Section 3.3(b) below, all costs paid or incurred by Landlord to perform Landlord’s Repair Obligations (as defined in pursuant to Section 3.3(b) below), (4) the cost of providing those services required to be furnished by Landlord under this Lease, and (5) the cost of all electricity, water, gas, sewers, oil and other utilities (collectively, “Utilities”), including any surcharges imposed, serving the Project or any part thereof (but excluding the cost of Utilities directly billed to Tenant or other tenants in the Project), and any amounts, taxes, charges, surcharges, assessments or impositions levied, assessed or imposed upon the Project or any part thereof, or upon Tenant’s use and occupancy thereof, as a result of any rationing of Utilities services or restriction on the use of Utilities affecting the Project or any part thereof. Any Operating Costs that constitute capital expenditures (collectively, “Included Capital Items”) shall be amortized by Landlord, with interest, over the estimated useful life of such item, and such amortized costs shall be included in Operating Costs only for that portion of the useful life of the Included Capital Item which falls within the Term, unless the cost of the Included Capital Item is less than Ten Thousand Dollars ($10,000) in which case it shall be expensed in the year in which it was incurred.

(ii)           If the Building is occupied by more than one tenant, then, with respect to any costs and expenses incurred by Landlord to maintain, repair or replace Systems or related equipment that exclusively serve the Premises, Tenant’s Proportionate Share shall be deemed to be one hundred percent (100%).

(iii)          If the Project is not fully occupied during any portion of any Fiscal Year, Landlord may adjust (an “Equitable Adjustment”) Operating Costs to equal what would have been incurred by Landlord had the Project been fully occupied. This Equitable Adjustment shall apply only to Operating Costs which are variable and therefore increase as occupancy of the Project increases. Landlord may incorporate the Equitable Adjustment in its estimates of Operating Costs.

(iv)          If any tenant of the Project contracts directly with Landlord or a third party for any Utilities or services for which Tenant pays Landlord pursuant to Section 2.1(b) above, the total costs of such Utilities or services for the Project shall be “grossed up” to reflect what those costs would have been had such tenant(s) not directly contracted for such Utilities or services.

(b)           Excluded Operating Costs. Operating Costs shall not include:

(i)            costs of installing leasehold improvements for tenants or occupants or prospective tenants or occupants of the Project;

(ii)           interest and principal payments on mortgages or any other debt costs (except as provided in Section 2.3(a) above with regard to Included Capital Items), or rental payments on any ground lease of the Project;

(iii)          real estate brokers’ leasing commissions;

(iv)          legal fees, space planner fees and advertising expenses incurred with regard to leasing the Project or portions thereof;

(v)           any cost or expenditure for which Landlord is reimbursed (or would have been reimbursed had Landlord maintained the insurance required to be maintained by Landlord hereunder), by insurance proceeds, warranties, or otherwise, except by Operating Cost Share Rent;

(vi)          the cost of any service furnished to any tenant of the Project which Landlord does not make available to Tenant;

(vii)         depreciation (except on any Included Capital Items);

(viii)        Operating Cost reserves;

(ix)           franchise or income taxes imposed upon Landlord, except to the extent imposed in lieu of all or any part of Taxes;

(x)            costs of correcting defects in construction of the Building (as opposed to the cost of normal repair, maintenance and replacement expected with the construction materials and equipment installed in the Building in light of their specifications);

(xi)           legal and auditing fees incurred for the benefit of Landlord such as collecting delinquent rents, preparing tax returns and other financial statements, and audits other than those incurred in connection with the preparation of reports required pursuant to Section 2.2 above;

(xii)          the wages of any employee for services not related directly to the management, maintenance, operation and repair of the Project;

(xiii)         fines, penalties and interest incurred by Landlord for late payment by Landlord or violations of law;

(xiv)        earthquake insurance deductibles in excess of commercially reasonable amounts (provided, however, that any earthquake insurance deductibles included in Operating Costs shall then be amortized over the estimated useful life of the improvements constructed or restored with the deductible).

(xv)         any property management fee except as set forth in Section 2.1(b) above;

(xvi)        any costs incurred in connection with any contamination existing on the Project as of Delivery Date or originating from a source either not located on the Project or which is caused or contributed by other tenants within the Project; and

(xvii)       any costs incurred in connection with the repair of the structural parts of the Building, which structural parts include only the foundation and subflooring of the Building and the structural condition of the roof, and the exterior walls of the Buildings (but excluding the interior surfaces of exterior walls and exterior and interior of all windows (including repairing, resealing or replacing thereof) doors, ceiling and plateglass all of which shall be maintained, repaired and/or replaced by Tenant pursuant to Section 3.3).

(c)             Taxes.

(i)            “Taxes” means any and all taxes, assessments and charges of any kind, general or special, ordinary or extraordinary, levied against the Project, which Landlord shall pay or become obligated to pay in connection with the ownership, leasing, renting, management, use, occupancy, control or operation of the Project or of the personal property, fixtures, machinery, equipment, systems and apparatus used in connection therewith. Taxes shall include real estate taxes, personal property taxes, sewer rents, water rents, special or general assessments, transit taxes, ad valorem taxes, and any tax levied on the rents hereunder or the interest of Landlord under this Lease (the “Rent Tax”). Taxes shall also include all fees and other costs and expenses paid by Landlord in reviewing any Taxes and in seeking a refund or reduction of any Taxes, whether or not the Landlord is ultimately successful; provided, however, that the amount paid by Landlord in any calendar year in seeking a refund or reduction of Taxes shall not exceed the greater of (A) $5,000.00, or (B) thirty-five percent (35%) of the annual savings achieved during that taxable year as a result of such refund or reassessment. Taxes shall also include any assessments or fees paid to any business park owners association, or similar entity, which are imposed against the Project pursuant to any Covenants, Conditions and Restrictions (“CC&R’s”) recorded against the Project and any installments of principal and interest required to pay any existing or future general or special assessments for public improvements, services or benefits, and any increases resulting from reassessments imposed in connection with any change in ownership or new construction.

(ii)           Intentionally omitted.

(iii)          For any year, the amount to be included in Taxes (1) from taxes or assessments payable in installments, shall be the amount of the installments (with any interest) due and payable during such year, and (2) from all other Taxes, shall at Landlord’s election be the amount accrued, assessed, or otherwise imposed for such year or the amount due and payable in such year. If Taxes for any period during the Term are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, and such increase results in Tenant having underpaid Tax Share Rent hereunder, then Tenant shall pay to Landlord, within thirty (30) days after demand, the amount of such underpayment. Similarly, if Taxes for any period during the Term are decreased after payment thereof for any reason, and such decrease results in Tenant having overpaid Tax Share Rent hereunder, then Landlord shall return to Tenant the amount of such overpayment within thirty (30) days after Landlord’s receipt of such overpayment. The obligations of Landlord and Tenant under this Section to promptly refund any overpayment or pay any deficiency, as appropriate, shall survive the expiration or earlier termination of this Lease. Taxes shall not include any net income (except Rent Tax), capital, stock, succession, transfer, franchise, gift, estate or inheritance tax, except to the extent that such tax shall be imposed in lieu of any portion of Taxes.

(iv)          Notwithstanding anything to the contrary set forth in this Lease, Tenant shall reimburse Landlord upon demand for any and all taxes payable by Landlord (other than net income taxes) whether or not now customary or within the contemplation of the parties hereto: (1) imposed upon, measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, trade fixtures and other personal property located in the Premises or by the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, other than Building-standard improvements made by Landlord, if any, regardless of whether title to such improvements shall be in Tenant or Landlord; (2) imposed upon or measured by the Base Rent payable hereunder, including, without limitation, any gross income tax or excise tax levied by the city or county in which the Project is located, the federal government or any other governmental body with respect to the receipt of such rental; (3) imposed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof; or (4) imposed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

(d)           Intentionally omitted.

(e)           Fiscal Year. “Fiscal Year” means each calendar year during which any portion of the Term occurs (e.g., the first Fiscal Year shall be the calendar year during which the Commencement Date occurs).

2.4           Computation of Base Rent and Rent Adjustments.

(a)           Prorations. If (i) the Commencement Date is a date other than January 1, (ii) the Termination Date is a date other than December 31, (iii) this Lease terminates early, or (iv) the size of the Premises increases or decreases, then in each such event, the Base Rent, the Operating Cost Share Rent and Tax Share Rent shall be equitably adjusted to reflect such event on a basis determined by Landlord to be consistent with the principles underlying the provisions of this Section 2.

(b)           Interest Rate. Any sum due from Tenant to Landlord not paid when due shall bear interest from the date due until paid at the lesser of eighteen percent (18%) per annum or the maximum rate permitted by law (the “Interest Rate”).

(c)           Rent Adjustments. The square footage of the Premises and the Building set forth in the Schedule are deemed to be the actual square footage thereof, provided that the rentable square footage of the Premises and the Building may subsequently change after the date of this Lease commensurate with any modifications to the Building by Landlord, in which event Tenant’s Proportionate Share shall change accordingly; and provided further that

Tenant shall have the one-time right to cause the Premises to be remeasured by an architect reasonably acceptable to Landlord and Tenant pursuant to the most recent BOMA standards, in which event Base Rent and Tenant’s Proportionate Share shall change accordingly. If any Operating Cost paid in one Fiscal Year relates to more than one Fiscal Year, Landlord may proportionately allocate such Operating Cost among the related Fiscal Years.

(d)           Books and Records. Landlord shall maintain books and records reflecting the Operating Costs and Taxes in accordance with sound accounting and management practices. Tenant and a certified public accountant employed by a certified public accounting firm and working on a non-contingency fee basis shall have the right to inspect Landlord’s records at Landlord’s applicable local office or other location designated by Landlord upon at least seventy-two (72) hours’ prior notice during normal business hours during the ninety (90) days following Landlord’s delivery of the Annual Expense Statement to Tenant. The results of any such inspection shall be kept strictly confidential by Tenant and its agents, and Tenant and its certified public accountant must agree, in their contract for such services, to such confidentiality restrictions and shall specifically agree that the results shall not be made available to any other tenant of the Project (and in connection with the foregoing, prior to exercising its rights hereunder, Tenant and its agents shall sign a confidentiality agreement acceptable to Landlord). Unless Tenant sends to Landlord any written exception to an Annual Expense Statement within said ninety (90) day period, such Annual Expense Statement shall be deemed final and accepted by Tenant and Tenant waives any other rights pursuant to applicable law to inspect Landlord’s books and records and/or to contest the amount of Operating Costs and/or Taxes due hereunder. Tenant shall pay the amount shown on any Annual Expense Statement in the manner prescribed in this Lease, whether or not Tenant takes any such written exception, without any prejudice to such exception. If Tenant makes a timely exception, Landlord shall cause an independent certified public accountant or another firm with at least five (5) years of experience in auditing the books and records of commercial projects and that is reasonably acceptable to Landlord and Tenant to issue a final and conclusive resolution of Tenant’s exception. Tenant shall pay the cost of such certification unless Landlord’s original determination of annual Operating Costs and Taxes overstated the amounts thereof, in the aggregate, by more than five percent (5%), in which case Landlord shall pay for the costs of such certification.

(e)              Miscellaneous. So long as Tenant is in default of any obligation under this Lease, Tenant shall not be entitled to any refund of any amount from Landlord. If this Lease is terminated for any reason prior to the annual determination of Operating Cost Share Rent or Tax Share Rent, either party shall pay the full amount due to the other within fifteen (15) days after Landlord’s notice to Tenant of the amount when it is determined. Landlord may commingle any payments made with respect to Operating Cost Share Rent and Tax Share Rent, without payment of interest.

2.5           Additional Rent Upon Default by Tenant. Intentionally Deleted

3.             PREPARATION AND CONDITION OF PREMISES: TENANTS POSSESSION: REPAIRS AND MAINTENANCE.

3.1           Condition of Premises.

(a)           Except for Landlord’s Work (as defined below), Landlord is leasing the Premises to Tenant “as is”, without any obligation to alter, remodel, improve, repair or decorate any part of the Premises; provided, however, that if the roof, HVAC, plumbing and electrical systems for the Premises are not in good working order as of the Delivery Date, then, so long as such problems are noted in writing to Landlord within the thirty (30) day period immediately following the Commencement Date, Landlord promptly shall repair any such problems at no cost to Tenant. Except as set forth in the immediately preceding sentence and in Section 7.1(a) below, Landlord makes no express or implied representations or warranties of any kind, including, without limitation, any representation or warranty regarding the condition of the Premises, the Building or the Project or the suitability of any of the foregoing for the conduct of Tenant’s business. As used in this Lease, the term “Landlord’s Work” means (i) the repair of the roll-up door of the Premises, and (ii) the repair of the leak in the ceiling in that portion of the Premises between the first and second floors of the Building, and the replacement of the ceiling tiles stained by said leak. Landlord shall perform Landlord’s Work, at no cost to Tenant, within thirty (30) days after the full execution of this Lease or as soon after said thirty (30) day period as is reasonably practicable.

(b)           Tenant, at its sole cost and expense, shall make such alterations that Landlord deems reasonably necessary or appropriate to demise the Premises (“Tenant’s Work”). Tenant shall perform Tenant’s Work within thirty (30) days after the full execution of this Lease or as soon after said thirty (30) day period as is reasonably practicable. Tenant’s Work shall comply with the requirements of Section 5 below. In performing Landlord’s Work and Tenant’s Work, Landlord and Tenant shall exercise commercially reasonable efforts to minimize interference with the Work of the other party.

3.2           Tenant’s Possession. Subject to Section 3.1 and Section 7.1(a) below, Tenant’s taking possession of any portion of the Premises shall be conclusive evidence that the Premises were in good order, repair and condition.

3.3           Repairs and Maintenance.

(a)           Tenant’s Obligations.

(i)            Except to the extent expressly Landlord’s obligation under Section 3.3(b) or Section 7.1(a) below, Tenant shall, throughout the Term at its sole cost and expense, (1) keep and maintain the Premises in good order and condition, and repair and replace every part thereof (“Tenant’s Repair Obligations”), including, without limitation, the following: (A) glass, windows, window frames, window casements (including the repairing, resealing, cleaning and replacing of both interior and exterior windows) and skylights; (B) interior and exterior doors, door frames and door closers; (C) interior lighting (including, without limitation, light bulbs and ballasts); (D) the Building Systems (as defined in Section 3.3(b) below), or portions of the Building Systems, that exclusively serve the Premises, including, without limitation, any specialty or supplemental Building Systems installed by or for Tenant and all heating, ventilating and air conditioning (“HVAC”) systems and equipment and all electrical facilities and equipment, including lighting fixtures, lamps, fans and any exhaust equipment and systems, electrical motors and all other appliances and equipment of every kind and nature located in, upon or about the Premises; (E) all communications systems serving the Premises; (F) all of Tenant’s security systems in or about or serving the Premises; (G) Tenant’s signage; and (H) interior demising walls and partitions (including painting and wallcoverings), equipment, floors, and any roll-up doors, ramps and dock equipment, (2) furnish all expendables, including light bulbs, paper goods and soaps, used in the Premises, and (3) to the extent that Landlord notifies Tenant in writing of its intention to no longer arrange for such monitoring, cause the fire alarm systems serving the Premises to be monitored by a monitoring or protective services firm approved by Landlord in writing.

(ii)           Tenant shall also be responsible for all pest control within the Premises, and for all trash removal and disposal from the Premises. With respect to any HVAC systems and equipment exclusively serving the Premises, Tenant shall obtain HVAC systems preventive maintenance contracts with bimonthly or monthly service in accordance with manufacturer recommendations, which shall be subject to the reasonable prior written approval of Landlord and paid for by Tenant, and which shall provide for and include replacement of filters, oiling and lubricating of machinery, parts replacement, adjustment of drive belts, oil changes and other preventive maintenance, including annual maintenance of duct work, interior unit drains and caulking of sheet metal, and recaulking of jacks and vents on an annual basis. Tenant shall have the benefit of all warranties available to Landlord regarding the HVAC systems and equipment.

(iii)          Tenant’s repair, maintenance and replacement obligations shall be performed under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord; provided, however, that (1) with respect to the Building Systems that exclusively serve the Premises, Landlord may elect to perform all or some of the foregoing maintenance, repairs and replacement itself, at Tenant’s expense, and (2) if Tenant fails to perform Tenant’s Repair Obligations, Landlord may immediately perform any such work at Tenant’s expense. Tenant shall pay to Landlord all costs and expenses incurred by Landlord and required to be paid by Tenant under this Section 3.3(a) within ten (10) days after receipt of an invoice therefor.

(b)           Landlord’s Obligations.

(i)            Subject to the provisions of Sections 3.1, 9 and 10 hereof, Landlord shall maintain, repair and replace the following items (“Landlord’s Repair Obligations”): (1) the non-structural portions of the roof of the Building, including the roof coverings (provided that Tenant installs no additional air conditioning or other equipment on the roof that damages the roof coverings, in which event Tenant shall pay all costs resulting from the presence of such additional equipment); (2) the HVAC, plumbing, sewer, drainage, electrical, fire protection, elevator, escalator, life safety and security systems and equipment and other mechanical, electrical and communications systems and equipment (collectively, the “Building Systems”) serving the Premises, the Building and/or the Project, excluding any specialty or supplemental Building Systems installed by or for Tenant and also excluding the Building

Systems (or portions of the Building Systems) that exclusively serve the Premises; and (3) the parking areas of the Project, pavement, landscaping, sprinkler systems, sidewalks, driveways, curbs, and lighting systems in the common areas of the Project. Landlord’s Repair Obligations also includes the routine repair and maintenance of the load bearing and exterior walls of the Building, including, without limitation, any painting, sealing, patching and waterproofing of such walls. Landlord shall make reasonable efforts to provide to Tenant, upon Tenant’s request, copies of all warranties applicable to Landlord’s Repair Obligations, and shall use commercially reasonable efforts (other than the commencement of any litigation) to enforce the terms of such warranties to the extent the same may serve to reduce Tenant’s obligation to reimburse Landlord for costs and expenses related thereto.

(ii)           Subject to the provisions of Sections 3.1, 9 and 10 hereof, Landlord, at its own cost and expense, agrees to repair and maintain the structural portions of the roof (specifically excluding the roof coverings), the foundation, the footings, the floor slab, and the load bearing walls and exterior walls of the Building (excluding any glass and any routine maintenance, including, without limitation, any painting, sealing, patching and waterproofing of such walls); provided, however, that subject to the provisions of Section 8.6 below, any damage arising from the acts of Tenant or any Tenant Parties (as defined in Section 8.2(a) below) shall be repaired by Landlord at Tenant’s sole expense, and Tenant shall pay to Landlord all costs and expenses of any such repair within ten (10) days after receipt of an invoice therefor. Landlord may, but shall not be required to, enter the Premises at all reasonable times to make such repairs, alterations, improvements or additions to the Premises or to the Building or to any equipment located in the Building as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree. The cost of any repairs made by Landlord on account of Tenant’s default, or on account of the misuse or neglect by Tenant or any Tenant Parties anywhere in the Project, shall constitute Additional Rent payable by Tenant within ten (10) days after receipt of an invoice therefor. As a condition precedent to all of Landlord’s repair and maintenance obligations under this Lease, Tenant must have notified Landlord of the need of such repairs or maintenance; provided that any notification shall not affect Landlord’s obligation to perform routine periodic maintenance (e.g., landscape maintenance) during the Lease Term.

(iii)          Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code and any similar or successor law, statute or ordinance now or hereafter in effect regarding Tenant’s right to make repairs and deduct the cost of such repairs from the Rent due under this Lease.

4.             SERVICES AND UTILITIES. Tenant shall promptly pay, as the same become due, all charges for water, gas, electricity, telephone, sewer service, waste pick-up and any other utilities, materials and services furnished directly to or used by Tenant on or about the Premises during the Term, including, without limitation, (a) meter, use and/or connection fees, hook-up fees, or standby fees (excluding any connection fees or hook-up fees which relate to making the existing electrical, gas, water and sewer service available to the Premises as of the Delivery Date), and (b) penalties for discontinued interrupted service. If any utility service is not separately metered to the Premises, then Tenant shall pay its pro rata share of the cost of such utility service with all others served by the service not separately metered. However, (i) if Landlord reasonably determines that Tenant is using a disproportionate amount of any utility service (whether or not separately metered), then Landlord, at its election, may (1) periodically charge Tenant, as Additional Rent, a sum equal to Landlord’s reasonable estimate of the cost of Tenant’s excess use of such utility service, and/or (2) install, at Tenant’s expense, a separate meter to measure the utility service supplied to the Premises, and (ii) if Landlord reasonably determines that Tenant is using a disproportionate share of the electrical capacity available for the Building or Project (i.e., electrical usage in excess of that which would typically be used for general office purposes), then, in addition to the foregoing, Landlord may install, at Tenant’s expense, additional equipment to increase the electrical capacity for the Building or Project to offset excess electrical usage by Tenant. Any interruption or cessation of utilities resulting from any causes, including any entry for repairs pursuant to this Lease, and any renovation, redecoration or rehabilitation of any area of the Project, shall not render Landlord liable for damages to either person or property or for interruption or loss to Tenant’s business, nor be construed as an eviction of Tenant, nor work an abatement of any portion of Rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof; provided, however, that if (A) an interruption of utilities prevents Tenant from occupying all or a material portion of the Premises for the Permitted Use for a period of at least ten (10) consecutive business days and (B) such interruption was caused by the negligent act or omission of Landlord, then monthly Rent shall thereafter be proportionately abated during the period of such interruption. Nothing in this Section 4 shall limit the parties’ rights and obligations under Section 9 hereof, in the event of a casualty affecting the Building or Premises. Tenant acknowledges and agrees that, notwithstanding the later occurrence of the Rent Commencement Date, Tenant’s obligations under this Section 4 shall commence as of the Commencement Date.

5.              ALTERATIONS AND REPAIRS.

5.1           Landlord’s Consent and Conditions.

(a)           Except for Minor Alterations (as defined below), Tenant shall not make any improvements or alterations to the Premises (the “Alterations”) without in each instance submitting plans and specifications for the Alterations to Landlord and obtaining Landlord’s prior written consent. Landlord shall provide or withhold its consent within ten (10) business days after Landlord’s receipt of the plans and specifications; provided, however, that if the nature of the Alterations is such that Landlord requires additional time to review such plans and specifications, then the ten (10) business day period shall be extended to such longer period as is reasonably necessary to complete Landlord’s review. Tenant shall pay Landlord’s actual out-of-pocket costs incurred for review of all of the plans and all other items submitted by Tenant. Landlord will be deemed to be acting reasonably in withholding its consent for any Alterations which (i) impacts the base structural components or the Building Systems, (ii) are visible from outside the Premises or (iii) impacts any other tenant’s premises.

As part of the Alterations, Landlord agrees that Tenant shall be entitled to construct exterior equipment pads located outside the Building leased by Tenant hereunder and one or more exterior chemical storage facilities, provided that Tenant shall first submit to Landlord the proposed plans for such Alterations and obtain Landlord’s written approval of such plans prior to commencing such Alterations. Landlord reserves the right to require Tenant, at its sole cost and expense, to remove such exterior Alterations upon termination or expiration of this Lease. Tenant agrees and acknowledges that any parking spaces which may be taken by Tenant in connection with the construction and installation of such pads shall be deducted from Tenant’s parking spaces as set forth in the Schedule.

(b)           Landlord’s approval shall not be required for Alterations on the interior of the Premises costing less than Twenty-Five Thousand Dollars ($25,000.00) per project (“Minor Alterations”), provided that (i) Landlord would not have the right to reasonably withhold consent to the Alterations pursuant to clauses (i) through (iii) of Section 5.1(a) above and such Alterations are not visible from outside the Premises; and (ii) Tenant provides Landlord with written notice of such Minor Alteration, which shall include a copy of any governmental permits required to complete such Minor Alteration, prior to commencing construction of such Minor Alteration.

(c)           Tenant shall pay for the cost of all Alterations, including the cost of any and all approvals, permits, fees and other charges which may be required as a condition of performing such Alterations.

(d)           The following requirements shall apply to all Alterations;

(i)            At least seven (7) days before beginning any Alterations, Tenant shall furnish to Landlord (1) written notice of the expected commencement date of the Alterations to permit Landlord to post and record a notice of nonresponsibility, (2) building permits, (3) certificates of insurance satisfactory to Landlord, and, (4) at Landlord’s request with respect to Alterations in excess of Twenty-Five Thousand Dollars ($25,000.00), security for payment of all costs.

(ii)           Tenant shall not take any action which would violate Landlord’s labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute, or interfere with Landlord’s or any other tenant’s or occupant’s business or with the rights and privileges of any person lawfully in the Building (“Labor Disturbance”). Tenant shall take the actions necessary to resolve any Labor Disturbance, and shall have pickets removed and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disturbance, until Landlord gives its written consent for the work to resume. Tenant shall have no claim for damages against Landlord or any of the Landlord Parties as a result of the above actions.

(iii)          The Alterations shall be performed in a good and workmanlike manner, meeting the standard for construction and quality of materials in the Building, and shall comply with all insurance requirements and all applicable laws, ordinances, regulations or requirements of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project, including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by applicable laws now or hereafter in effect (collectively, “Governmental Requirements”).

(iv)          Tenant shall perform all Alterations so as to minimize or prevent disruption to other tenants, and Tenant shall comply with all reasonable requests of Landlord in response to complaints from other tenants.

(v)           Tenant shall perform all Alterations in compliance with any “Policies, Rules and Procedures for Construction Projects” which may be in effect at the time the Alterations is performed.

(vi)          All Alterations shall be performed only by contractors or mechanics approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that (1) Landlord may, in its reasonable discretion, specify engineers, general contractors, subcontractors, and architects to perform work affecting the Building Systems; and (2) if Landlord consents to any Alterations that requires work to be performed outside the Premises, Landlord may elect to perform such work at Tenant’s reasonable expense.

(vii)         Tenant shall permit Landlord to supervise all Alterations, including, without limitation, the right (but not an obligation) to inspect the construction work during the progress thereof, and to require corrections of faulty construction or any material deviation from the plans for such Alterations as approved by Landlord; provided, however, that no such inspection shall be deemed to create any liability on the part of Landlord, or constitute a representation by Landlord or any person hired to perform such inspection that the work so inspected conforms with such plans or complies with any Governmental Requirements, and no such inspection shall give rise to a waiver of, or estoppel with respect to, Landlord’s continuing right at any time or from time to time to require the correction of any faulty work or any material deviation from such plans.

(viii)        If Tenant requests that Landlord manage any Alterations, then Landlord may charge a supervisory fee not to exceed three percent (3%) of labor, material, and all other costs of the Alterations to compensate Landlord for its management and supervision of the progress of the work.

(ix)           Upon completion, Tenant shall furnish Landlord with contractor’s affidavits and full and final statutory waivers of liens, as-built plans and specifications, and receipted hills covering all labor and materials, and all other close-out documentation related to the Alterations, including any other information required under any “Policies, Rules and Procedures for Construction Projects” which may be in effect at the time.

5.2           No Liens. Tenant has no authority to cause or permit any lien or encumbrance of any kind to affect Landlord’s interest in the Project; any such lien or encumbrance shall attach to Tenant’s interest only. If any mechanic’s lien shall be filed or claim of lien made for work or materials furnished to Tenant, then Tenant shall at its expense within ten (10) days thereafter either discharge or contest the lien or claim. If Tenant contests the lien or claim, then Tenant shall (a) within such ten (10) day period, provide Landlord adequate security for the lien or claim, (b) contest the lien or claim in good faith by appropriate proceedings that operate to stay its enforcement, and (c) pay promptly any final adverse judgment entered in any such proceeding. If Tenant does not comply with these requirements,

Landlord may discharge the lien or claim, and the amount paid, as well as attorney’s fees and other expenses incurred by Landlord, shall constitute Additional Rent payable by Tenant on demand.

5.3           Ownership of Improvements. All Alterations as defined in this Section 5, partitions, hardware, equipment, machinery and all other improvements and all fixtures, except trade fixtures (which shall remain Tenant’s property), constructed in the Premises by either Landlord or Tenant, (a) shall become Landlord’s property upon installation without compensation to Tenant, unless Landlord consents otherwise in writing, and (b) shall, at Landlord’s option (which shall be stated at the time Landlord consents to such Alterations), either (i) be surrendered to Landlord with the Premises at the termination of this Lease or of Tenant’s right to possession, or (ii) be removed in accordance with Section 14 below. Notwithstanding anything to the contrary herein, the parties acknowledge and agree that Tenant’s anechoic chamber shall remain Tenant’s property and be treated herein as a trade fixture, which shall be removed (and any damage caused thereby shall be repaired) at Tenant’s sole cost and expense upon the expiration or termination of this Lease.

6.             USE OF PREMISES.

6.1           Limitation on Use. Tenant shall use the Premises only for the Permitted Use stated in the Schedule and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion. Tenant shall not allow any use of the Premises which will negatively affect the cost of coverage of Landlord’s insurance on the Project, unless Tenant pays any additional premiums as a result of such use. Tenant shall not allow any inflammable or explosive liquids or materials to be kept on the Premises, other than those materials that are necessary for Tenant’s Permitted Use under this Lease; provided that such materials are handled in strict accordance with all applicable Governmental Requirements. Tenant shall not allow any use of the Premises which would cause the value or utility of any part of the Premises to diminish or would interfere with any other tenant or with the operation of the Project by Landlord. Tenant shall not permit any nuisance or waste upon the Premises, or allow any offensive noise or odor in or around the Project. At the end of each business day, or more frequently if necessary, Tenant shall deposit all garbage and other trash (excluding any inflammable, explosive and/or hazardous materials) in trash bins or containers approved by Landlord in locations designated by Landlord from time to time. If any governmental authority shall deem the Premises to be a “place of public accommodation” under the Americans with Disabilities Act (“ADA”) or any other comparable law as a result of Tenant’s particular use, Tenant shall either modify its use to cause such authority to rescind its designation or be responsible for any alterations, structural or otherwise, required to be made to the Building or the Premises under such laws.

6.2           Signs. Tenant shall not place on any portion of the Premises any sign, placard, lettering, banner, displays, graphic, or other advertising or communicative material which is visible from the exterior of the Premises without Landlord’s prior written approval; provided, however, that (i) Tenant shall be entitled, on a non-exclusive and proportionate basis, to tenant identification signage on the monument serving the Building and on the crown of the portion of the Building facing Highway 101 (“Building Signage”), except that so long as the

Premises contains at least 74,979 rentable square feet, Tenant shall have the sole right, on an exclusive basis, to the Building Signage; and (ii) so long as the Premises contain at least 74,979 rentable square feet, Tenant shall be entitled, on a non-exclusive basis, to place Tenant’s corporate name on doorways to the Premises. The material, typeface, graphic format and proportions of Tenant’s signs, as well as the precise location of such signs, shall be subject to Landlord’s approval, which shall not be unreasonably withheld. Any approved signs shall strictly conform to all Governmental Requirements, any CC&R’s recorded against the Project, and Landlord’s signage standards in effect at the time, and shall be installed and removed at Tenant’s expense. Tenant, at its sole expense, shall maintain such signs in good condition and repair during the Term. Prior to the expiration or earlier termination of this Lease, Tenant at its sole cost shall remove all of its exterior signage and repair any and all damage caused to the Building and/or Project (including and fading or discoloration) by such signs and/or the removal of such signs from the Building and/or Project.

6.3           Parking. Tenant shall have the non-exclusive right to park in the Project’s parking facilities in common with other tenants of the Project upon terms and conditions, as may from time to time be established by Landlord. Tenant agrees not to overburden the parking facilities (i.e., use more than the number of unassigned parking stalls indicated on the Schedule) and agrees to cooperate with Landlord and other tenants in the Project in the use of the parking facilities. Landlord reserves the right in its discretion to determine whether the parking facilities are becoming crowded and to allocate and assign parking passes among Tenant and the other tenants in the Project. Tenant’s use of the parking facilities shall be at no charge, provided that Landlord shall have the right to charge Tenant the portion that Landlord deems allocable to Tenant of any charges (e.g., fees or taxes) imposed by the Regional Air Quality Control Board or other governmental or quasi-governmental agency in connection with the parking facilities (e.g., in connection with operation or use of the parking facilities). Landlord shall not be liable to Tenant, nor shall this Lease be affected, if any parking is impaired by (or if any parking charges are imposed as a result of) any moratorium, initiative, referendum, law, ordinance, regulation or order passed, issued or made by any governmental or quasi-governmental body. Tenant shall abide by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located, including any sticker or other identification system established by Landlord, and cooperate in seeing that Tenant’s employees and visitors also comply with such rules and regulations. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close-off or restrict access to the Project parking facility for a reasonable period of time for purposes of permitting or facilitating any such construction, alteration or improvements; provided, however, that Landlord shall locate and secure alternate parking arrangements for Tenant within walking distance of the Building or otherwise reasonably acceptable to Tenant. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord; provided, however, that in no event shall Tenant be required to pay for its parking rights hereunder. The parking rights granted to Tenant pursuant to this Section 6.3 are provided to Tenant solely for use by Tenant’s own personnel and such rights may not be transferred, assigned, subleased or otherwise alienated by Tenant separate and apart from a Transfer of this Lease pursuant to Section 17 below. Landlord shall not oversubscribe parking rights in the Project’s parking facility.

6.4           Prohibition Against Use of Roof and Structure of Building. Tenant shall be prohibited from using all or any portion of the roof of the Building or any portion of the structure of the Building during the Term of this Lease (or any extensions thereof) for any purposes (including without limitation for the installation, maintenance and repair of a satellite dish and/or other telecommunications equipment), without Landlord’s prior written consent, which Landlord may withhold in its sole and absolute discretion, subject, however, to the applicable provisions of this Lease, including, without limitation, Section 31 and Exhibit B-l. Notwithstanding the foregoing, Landlord shall grant Tenant with reasonable access to the roof of the Building as may be reasonably necessary to allow Tenant to perform its HVAC and other maintenance obligations hereunder, provided that such access shall be subject to any reasonable rules and restrictions that Landlord may impose from time to time. Nothing herein shall limit or restrict Landlord’s rights under Section 11.13, or require Landlord to obtain Tenant’s consent prior to exercising such rights.

7.            GOVERNMENTAL REQUIREMENTS AND BUILDING RULES.

7.1           Compliance in Premises.

(a)           Landlord’s Responsibilities. As of the Commencement Date, the Premises shall comply in all material respects with all applicable Governmental Requirements (as interpreted by applicable governmental or quasi-governmental authorities as of the Commencement Date), without regard to any specific use of the Premises by Tenant, and without regard to Tenant’s Work. If Landlord or Tenant receives written notice from any governmental or quasi-governmental authority that any portion of the Premises violated Governmental Requirements as of the Commencement Date, Landlord shall not be liable to Tenant for any damages, but Landlord, at no cost to Tenant, shall, as Tenant’s sole remedy, perform such work or take such other action as may be necessary to cure such violation, but only to the extent that such violation materially and adversely affects Tenant’s use or occupancy of the Premises. Notwithstanding the foregoing, Landlord shall have the right to contest any alleged violation in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by law, and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by law, and Landlord’s obligation to perform work or take such other action to cure a violation under this Section 7.1(a) shall apply after the exhaustion of any and all rights to appeal or contest.

(b)             Tenant’s Responsibilities. Tenant shall, at its sole cost and expense, (1) comply with all Governmental Requirements; with any occupancy certificate issued for the Premises; and with the provisions of all recorded documents affecting the Premises, insofar as any thereof relates to or affects the condition, use or occupancy of the Premises; and (2) take all proper and necessary action to cause the Premises, including any repairs, replacements, alterations and improvements thereto, to be maintained, constructed, used and occupied in compliance with applicable Governmental Requirements, including any applicable code and ADA requirements, whether or not such requirements are based on Tenant’s use of the Premises, and further to assume all responsibility to ensure that the Premises continues to comply with all

Governmental Requirements, including applicable code and ADA requirements, throughout the Term. Tenant shall be responsible, at its sole cost and expense, to make all alterations to the Premises as are required to comply with the governmental rules, regulations, requirements or standards described in this Section 7.1 provided, however, that, unless necessitated by Tenant’s particular use of the Premises or any improvements to or alterations of the Premises made by or on behalf of Tenant, Tenant shall have no obligation to make capital repairs or alterations to the Premises to comply with Governmental Requirements, The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.

7.2           Compliance in Common Areas. Subject to reimbursement as an Operating Cost as provided in Section 2 above, Landlord shall perform any work required under any applicable Governmental Requirements, including the ADA, to be performed in the common areas of the Project, except that Tenant shall be solely responsible for all such compliance work which is required as a result of Tenant’s use or activities, Tenant’s proposed alterations or repairs, or Tenant’s Work, With respect to any code compliance work required outside the Premises for which Tenant is responsible hereunder, Landlord shall have the right to perform such work, or require that Tenant perform such work with contractors, subcontractors, engineers and architects approved by Landlord; and if Landlord elects to perform such work outside the Premises, Tenant shall reimburse Landlord for the cost of such work within ten (10) days following receipt of invoices therefor. Landlord makes no representations or warranties regarding whether the Project or the Premises complies with applicable Governmental Requirements as of the date of this Lease.

7.3           Rules and Regulations. Tenant shall also comply with all reasonable rules for the Project which may be established and amended from time to time by Landlord. The present rules and regulations are contained in Exhibit B. Failure by another tenant to comply with the rules or failure by Landlord to enforce them shall not relieve Tenant of its obligation to comply with the rules or make Landlord responsible to Tenant in any way. Landlord shall use reasonable efforts to apply the rules and regulations uniformly with respect to Tenant and any other tenants in the Project under leases containing rules and regulations similar to this Lease. If Tenant performs alterations or repairs, Tenant shall comply with the provisions of Section 5 of this Lease.

8.             WAIVER OF CLAIMS; INDEMNIFICATION; INSURANCE.

8.1           Waiver of Claims. Neither Landlord nor the other Landlord Parties (as defined below) shall be liable to Tenant or to any Tenant Parties (as defined below), and Tenant waives all claims against Landlord and such other Landlord Parties, for any injury to or death of any person or for loss of use of or damage to or destruction of property in or about the Premises or Project by or from any cause whatsoever, including without limitation, earthquake or earth movement, gas, fire, oil, electricity or leakage from the roof, walls, basement or other portion of the Premises or Project, except only to the extent such injury, death or damage is caused by the gross negligence or willful misconduct of such Landlord Party or Landlord’s breach of this Lease or except to the extent such limitation on liability is prohibited by law. The provisions of this Section 8.1 shall survive the expiration or earlier termination of this Lease until all claims within the scope of this Section 8.1 are fully, finally, and absolutely barred by the applicable statutes of limitations.

8.2           Indemnification.

(a)             Subject to the waiver of subrogation set forth in Section 8.6 below, Tenant shall indemnify, protect, defend (by counsel reasonably satisfactory to Landlord) and hold harmless Landlord and its officers, directors, employees and agents (each, a “Landlord Party” and collectively, the “Landlord Parties”), and each of them, against any and all obligations, losses, claims, actions (including remedial or enforcement actions of any kind and administrative or judicial proceedings, suits, orders or judgments), causes of action, liabilities, penalties, damages (including consequential and punitive damages), costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses) (collectively, “Claims”) arising from any of the following, including, but not limited to, Claims brought by or on behalf of employees of Tenant, with respect to which Tenant waives, for the benefit of the Landlord Parties, any immunity to which Tenant may be entitled under any worker’s compensation laws: (i) any cause in, on or about the Premises, (ii) any negligence or willful misconduct of Tenant or any person or entity claiming by or through Tenant (including any assignee or subtenant), or any of their respective members, partners, employees, contractors, agents, customers, visitors, licensees or other persons in or about the Project by reason of Tenant’s occupancy of the Premises (each a “Tenant Party” and, collectively, “Tenant Parties”), or (iii) Tenant’s breach of its obligations under this Lease, either prior to, during, or after the expiration of the Lease Term (including, without limitation, Tenant’s failure to surrender the Premises in accordance with Section 14 below): provided, however, that Tenant’s obligations under this Section shall be inapplicable to the extent such Claims arise from the gross negligence or willful misconduct of such Landlord Party or Landlord’s breach of this Lease or to the extent such obligations are prohibited by applicable law.

(b)             Subject to the waivers of liability and subrogation set forth in Sections 8.1 and 8.6, respectively, Landlord shall indemnify and hold harmless Tenant, its officers, agents and employees from and against all Claims to the extent arising from the gross negligence or willful misconduct of Landlord, its employees, agents or contractors.

(c)             Tenant’s duty to defend Landlord and the other Landlord Parties under this Section 8.2 is separate and independent of Tenant’s duty to indemnify the Landlord Parties. The duty to defend includes claims for which the Landlord Parties may be liable without fault or strictly liable. The duty to defend applies regardless of whether the issues of negligence, liability, fault, default, or other obligation on the part of Tenant Parties have been determined. The duty to defend applies immediately, regardless of whether any Landlord Parties have paid any sums or incurred any detriment arising out of or relating (directly or indirectly) to any Claims. The parties expressly intend that Landlord Parties shall be entitled to obtain summary adjudication or summary judgment regarding Tenant’s duty to defend the Landlord Parties at any stage of any claim or suit within the scope of this Section.

(d)             The parties’ obligations under this Section shall survive the expiration or earlier termination of this Lease until all Claims within the scope of this Section 8.2 are fully, finally, and absolutely barred by the applicable statutes of limitations.

8.3           Tenant’s Insurance. Tenant shall maintain insurance as follows, with such other terms, coverages and insurers, as Landlord shall reasonably require from time to time:

(a)           Commercial General Liability Insurance, with (i) Contractual Liability including the indemnification provisions contained in this Lease, (ii) a severability of interest endorsement, and (iii) limits of not less than Two Million Dollars ($2,000,000) combined single limit per occurrence, not less than Two Million Dollars ($2,000,000) in the aggregate for bodily injury, sickness or death, and property damage, and umbrella coverage of not less than Five Million Dollars ($5,000,000).

(b)           Special Causes of Loss (ISO form CP 10 30 10/00 or its substantive equivalent) Insurance covering the replacement cost of all leasehold improvements, trade fixtures and personal property in or on the Premises, with a commercially reasonable deductible.

(c)           Business Income insurance and extra expense coverage with coverage amounts that shall reimburse Tenant for all rental, expense and other payment obligations of Tenant under this Lease for a period of not less than one (1) year.

(d)           Workers’ compensation or similar insurance in form and amounts required by law, and Employer’s Liability with not less than the following limits:

Each Accident:	$500,000
Disease—Policy Limit:	$500,000
Disease—Each Employee:	$500,000

Tenant’s insurance shall be primary and not contributory to that carried by Landlord, its agents, or mortgagee. Landlord, and if any, Landlord’s building manager or agent, and, if Landlord requests, any Security Holder (as defined in Section 16.1 below), shall be named as additional insureds under the insurance required of the Tenant in Section 8.3(a), and Tenant’s property insurance policies shall be endorsed to provide that any loss shall be payable to Landlord and such other additional parties as Landlord may specify, as their respective interests may appear. The company or companies writing any insurance which Tenant is required to maintain under this Lease, as well as the form of such insurance, shall at all times be subject to Landlord’s approval, and any such company shall be licensed to do business in the state in which the Building is located. Such insurance companies shall have a A.M. Best rating of A VI or better.

(e)           Tenant shall cause any contractor of Tenant performing work on the Premises to maintain insurance as follows, with such other terms, coverages and insurers, as Landlord shall reasonably require from time to time:

(i)            Commercial General Liability Insurance, including contractor’s liability coverage, contractual liability coverage, completed operations coverage, broad form property damage endorsement, and contractor’s protective liability coverage, to afford protection with limits, for each occurrence, of not less than One Million Dollars ($1,000,000) with respect to personal injury, death or property damage.

(ii)           Workers’ compensation or similar insurance in form and amounts required by law, and Employer’s Liability with not less than the following limits:

Each Accident:	$500,000
Disease—Policy Limit:	$500,000
Disease—Each Employee:	$500,000

Such insurance shall contain a waiver of subrogation provision in favor of Landlord and its agents. Tenant’s contractor’s insurance shall be primary and not contributory to that carried by Tenant, Landlord, their agents or mortgagees. Tenant and Landlord, and if any, Landlord’s building manager or agent, and, if Landlord requests, any Security Holder shall be named as additional insured on Tenant’s contractor’s insurance policies.

8.4           Insurance Certificates. Tenant shall deliver to Landlord certificates evidencing all required insurance no later than five (5) days prior to the Commencement Date and each renewal date. Each certificate will provide for thirty (30) days prior written notice of cancellation to Landlord and Tenant.

8.5           Landlord’s Insurance. Subject to reimbursement as an Operating Cost in accordance with the provisions of Section 2 hereof, Landlord shall procure and maintain in effect throughout the Term of this Lease commercial general liability insurance, property insurance and/or such other types of insurance as are normally carried by reasonably prudent owners of commercial properties substantially similar to the Project.  Such coverages shall be in such amounts, from such companies and on such other terms and conditions as Landlord may from time to time reasonably determine, and Landlord shall have the right, but not the obligation, to change, cancel, decrease or increase any insurance coverages in respect of the Building, add additional forms of insurance as Landlord shall deem reasonably necessary, and/or obtain umbrella or other policies covering both the Building and other assets owned by or associated with Landlord or its affiliates, in which event the cost thereof shall be equitably allocated.

8.6           Waiver of Subrogation. Landlord and Tenant hereby waive and release any and all rights of recovery against the other party, including officers, employees, agents and authorized representatives (whether in contract or tort) of such other party, that arise or result from any and all loss of or damage to any property of the waiving party located within or constituting part of the Building, including the Premises, to the extent due to a risk covered under a standard ISO Commercial Property insurance policy, or such additional property coverage as the waiving party may carry (with a commercially reasonable deductible), whether or not the party suffering the loss or damage actually carries any insurance, recovers under any insurance or self-insures the loss or damage.  Each party shall have their property insurance policies issued in such form as to waive any right of subrogation as might otherwise exist. This mutual waiver is in addition to any other waiver or release contained in this Lease.

9.             FIRE AND OTHER CASUALTY.

9.1           Termination. If a fire or other casualty causes substantial damage to the Premises, Landlord shall engage a registered architect to estimate, within one (1) month of the casualty, to both Landlord and Tenant the amount of time needed to restore the Premises to tenantability, using standard working methods without the payment of overtime and other premiums. If the time needed exceeds twelve (12) months from the beginning of the restoration, or two (2) months therefrom if the restoration would begin during the last twelve (12) months of the Lease, then in the case of damage to the Premises, either Landlord or Tenant may terminate this Lease, by notice to the other party within ten (10) days after the notifying party’s receipt of the architect’s estimate. If sufficient insurance proceeds will not be available to Landlord to cover the cost of any restoration to the Premises because (i) the casualty event was not required to be insured against pursuant to the terms of this Lease and was not actually insured against, (ii) the financial inability of Landlord’s insurance carrier to make such proceeds available to Landlord, or (iii) Landlord’s mortgagee, if any, has applied such proceeds to the indebtedness secured by such mortgagee and Landlord does not commence restoration within one hundred eighty (180) days of the damage, then, Landlord may terminate this Lease by written notice to Tenant. Any termination pursuant to this Section 9.1 shall be effective thirty (30) days from the date of such termination notice and Rent shall be paid by Tenant to that date, with an abatement for any portion of the Premises which has been rendered untenantable as a result of the casualty. Notwithstanding any of the foregoing, Landlord shall not have the right to terminate this Lease if the damage to the Premises is relatively minor (for example, if the repair or restoration would cost less than ten percent (10%) of the replacement cost of the Premises).

9.2           Restoration. If a casualty causes damage to the Building or the Premises but this Lease is not terminated for any reason, then subject to the rights of any mortgagees or ground lessors, Landlord shall obtain the applicable insurance proceeds and diligently restore the Building and the Premises to substantially their prior condition, except for modifications required by then applicable Governmental Requirements or any other modifications to the common areas of the Building, if any, deemed desirable by Landlord; provided, however, that, within tea (10) days following notice to Tenant from Landlord (whether or not this Lease is terminated pursuant to Section 9.1 above), Tenant shall irrevocably and unconditionally assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 83(b) above which pertain to the repair and restoration of the leasehold improvements in the Premises, including any leasehold improvements performed by or on behalf of Tenant pursuant to Section 5 above; and provided further, that if the cost of repair and restoration by Landlord of the leasehold improvements in the Premises exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, the cost of such repair and restoration shall be promptly paid by Tenant to Landlord, but in any event prior to Landlord’s commencement of repair of the damage. Notwithstanding the foregoing, Landlord shall have no obligation with respect to, and if Landlord elects or is required to perform any restoration hereunder, Tenant shall be responsible for and shall, repair and replace at its sole cost all of Tenant’s equipment, furniture, trade fixtures and other personal property in the Premises, including, without limitation, any telecommunications wires, cables and related devices located in or serving the Premises. Rent shall be abated on a per diem basis during the restoration for any portion of the Premises which is untenantable. Tenant shall not be entitled to any compensation or damages from Landlord for loss of the use of the Premises, damage to Tenant’s personal property and trade fixtures or any inconvenience occasioned by such damage, repair or restoration. Tenant hereby waives the provisions of Section 1932, Subdivision 2, and Section 1933, Subdivision 4, of the California Civil Code, and the provisions of any similar law hereinafter enacted.

10.                                 EMINENT DOMAIN. If a part of the Project is taken by eminent domain or deed in lieu thereof which is so substantial that the Premises cannot reasonably be used by Tenant for the operation of its business, then either party may terminate this Lease effective as of the date of the taking. Rent shall abate from the date of the taking in proportion to any part of the Premises taken. The entire award for a taking of any kind shall be paid to Landlord, and Tenant shall have no right to share in the award including the “bonus value” represented by the difference, if any, between rent payable under this Lease and market rent for the unexpired Term, and Tenant shall have no right to share in the award; provided, however, that the foregoing shall not be deemed to prohibit Tenant from filing a separate claim at its sole cost and expense for an award or portion thereof separately designated for (a) relocation costs, (b) moving expenses or (c) personal property, trade fixtures and the unamortized portion of the value of all Alterations performed in the Premises by Tenant during the Term (such amortization to be calculated on a straight-line basis over the Term of this Lease, without regard to any future extension terms as of the date of the taking, and such value to be determined, at Tenant’s expense, by an appraiser selected by Landlord and approved by Tenant); or (d) loss of or damage to the goodwill of Tenant’s business and lost profits (but only to the extent the same does not constitute “bonus value”). All obligations accrued to the date of the taking shall be performed by the party liable to perform said obligations, as set forth herein. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure.

11.                                 RIGHTS RESERVED TO LANDLORD.

Landlord may exercise at any time any of the following rights respecting the operation of the Project without liability to Tenant of any kind:

11.1                           Name.  To change the name of the Building or the Project, or the street address of the Building or the suite number(s) of the Premises; provided, however, that so long as Tenant leases and occupies more than fifty percent (50%) of the Building, then Landlord may not change the name or street address of the Building, or the suite number(s) of the Premises, without Tenant’s prior reasonable consent..

11.2                           Signs.  To install, modify and/or maintain any signs on the exterior and in the interior of the Building or on the Project, and to approve at its sole discretion, prior to installation, any of Tenant’s signs in the Premises visible from the common areas or the exterior of the Building.

11.3                           Window Treatments.  To approve, at its discretion, prior to installation, any shades, blinds, ventilators or window treatments of any kind, as well as any lighting within the Premises that may be visible from the exterior of the Building or any interior common area.

11.4                           Keys.  To retain and use at any time passkeys to enter the Premises or any door within the Premises.  Tenant shall not alter or add any lock or bolt.

11.5                           Access.  To have access to the Premises with twenty-four hours’ prior notice (except in the case of an emergency, in which case Landlord shall have the right to immediate access) to inspect the Premises, to post notices of non-responsibility in connection with any Alterations, to make repairs, alterations, additions or improvements to the Premises or

Building, and to perform any other obligations of Landlord hereunder, all without abatement of Rent.  Landlord shall, subject to Tenant’s compliance with its obligations pursuant to this Section 11.5, follow Tenant’s commercially reasonable security requirements in connection with any entry by Landlord into the Premises. If Tenant requires that all persons entering the Premises shall be attended by a representative of Tenant, Tenant shall make a representative available upon 24 hours’ prior telephone notice by Landlord. In the event of an emergency, however, Landlord shall use good-faith efforts to follow Tenant’s security requirements, but Landlord will be required to give only such notice that it in good faith believes is feasible under the circumstances and need not wait to be accompanied by Tenant or its employees or representatives (although these parties may still accompany Landlord if they are available and wish to do so).

11.6                           Preparation for Reoccupancy.  To decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy at any time after Tenant abandons the Premises, without relieving Tenant of any obligation to pay Rent.

11.7                           Heavy Articles.  To approve the weight, size, placement and time and manner of movement within the Building of any safe, central filing system or other heavy article of Tenant’s property. Tenant shall move its property entirely at its own risk.

11.8                           Show Premises. To show the Premises to prospective purchasers, brokers, lenders, mortgagees, investors, or rating agencies at any reasonable time, and, during the last twelve (12) months of the Term, to prospective tenants, provided that Landlord gives prior notice to Tenant and does not materially interfere with Tenant’s use of the Premises.

11.9                           Relocation of Tenant.  If Tenant exercises its Reduction Option under Section 32 below and, thereafter during the Term of this Lease, Landlord receives a bona fide offer from a third-party to lease at least 74,979 square feet of rentable area in the Building (the “Third-Party Space”), which offer is acceptable to Landlord (the “Third-Party Offer”), Landlord may relocate Tenant, upon at least ninety (90) days’ prior written notice (the “Relocation Notice”), from the Premises to another premises in any comparable class project owned by Landlord or its affiliates in San Jose (north of Highway 880), Santa Clara, or Sunnyvale, California (the “New Premises”), subject to, and in accordance with, the following:

(a)                                  The Relocation Notice will specify the terms of the Third-Party Offer and shall describe the proposed New Premises, which shall be within ten percent (10%) of the size of the Premises described in this Lease;

(b)                                 The New Premises must be in a contiguous block within one building and shall, at Landlord’s sole cost, be reasonably comparable to the Premises with respect to tenant improvements, finishes and layout (taking any differences in configuration between the Premises and the New Premises into account); provided, however, that Landlord and Tenant agree that the “Valley Centre I” and “Valley Centre II” projects in San Jose are not reasonably comparable to the Premises;

(c)                                  Tenant shall, within (10) days of Tenant’s receipt of the Relocation Notice, either (i) accept the New Premises, (ii) reject the New Premises or (Hi) elect to add to the

Premises the additional 23,755 square feet in the Building that Tenant eliminated by exercising its Reduction Option pursuant to Section 32 below (the “Additional Square Footage”). If Tenant elects to add the Additional Square Footage to the Premises, the Additional Square Footage shall be added upon the identical economic terms and conditions set forth in the Relocation Notice (on a per square footage basis) and, to the extent not inconsistent therewith, upon all of the terms and conditions of this Lease. Tenant’s failure, within such ten (10) day period, either to (i) accept the New Premises or (ii) elect to add the Additional Square Footage to the Premises hereunder, shall be deemed a rejection of the New Premises as of the last day of the ten (10) day period, time being of the essence, in which event Landlord shall have the right, exercisable by written notice to Tenant (the “Termination Notice”) within twenty (20) days after Tenant’s rejection, to cancel and terminate this Lease on the date set forth in the Termination Notice (which date shall be not less than ninety (90) days nor more than one hundred twenty (120) days after the date of the Termination Notice), provided that, prior to the termination date set forth in the Termination Notice, Landlord shall pay to Tenant the sum of Two Hundred Fifty-Six Thousand One Hundred Twenty Dollars ($256,120.00) in consideration of Tenant’s moving costs. If Tenant accepts the New Premises, Tenant shall relocate to the New Premises on the date designated by Landlord in the Relocation Notice. If Tenant elects to add the Additional Square Footage, Landlord shall deliver possession of the Additional Square Footage to Tenant on the terms and conditions set forth in the Relocation Notice; provided, however, that Tenant, at its sole cost and expense, shall make such alterations that Tenant deems reasonably necessary or appropriate to create access between the then-Premises and the Additional Square Footage, and access from the Additional Square Footage to the freight elevator in the dock area;

(d)                                 The physical relocation and re-installation of Tenant’s furniture, trade fixtures, equipment and other personal property to the New Premises (including re-cabling and re-wiring) shall be performed by Landlord at its sole cost;

(e)                                  Tenant shall cooperate with Landlord to facilitate the relocation, including supervising the movement of files or fragile equipment, designating new locations for furniture, equipment and new telephone and electrical outlets, and determining the color of paint in the New Premises;

(f)                                    All reasonable costs incurred by Tenant as a result of the relocation, including, without limitation, costs incurred in changing addresses on stationery, business cards, directories, advertising, and other such items, shall be paid by Landlord;

(g)                                 If the New Premises is a different square footage than the Premises described in this Lease, (i) the Base Rent shall be adjusted to a sum computed by multiplying the Base Rent specified in the Schedule by a fraction, the numerator of which shall be the total number of square feet in the New Premises, and the denominator of which shall be the total number of square feet in the Premises before relocation, provided, however, in no event shall the Base Rent hereunder be increased as a result of such relocation (i.e., even if the New Premises contains more than 51,224 square feet, the Base Rent payable hereunder shall not exceed the amounts set forth in Item 14 of the Schedule) and (ii) Tenant’s Proportionate Share shall be appropriately adjusted, provided that the amount of Operating Costs payable by Tenant with respect to the New Premises shall not exceed the Operating Costs that would have been payable under this Lease absent such relocation;

(h)                                 If requested by Landlord, Tenant shall promptly execute an amendment to this Lease confirming the relocation of Tenant to the New Premises and the adjustment of Base Rent and Tenant’s Proportionate Share, if any; and

(i)                                     Tenant’s failure to surrender the Premises and relocate to the New Premises as required hereunder, or Tenant’s interference with Landlord’s physical relocation of Tenant’s furniture, trade fixtures, equipment and other personal property to the New Premises, shall constitute an Event of Default hereunder.

11.10                     Use of Lockbox.  To designate a lockbox collection agent for collections of amounts due Landlord. In that case, the date of payment of Rent or other sums shall be the date of the agent’s receipt of such payment or the date of actual collection if payment is made in the form of a negotiable instrument thereafter dishonored upon presentment. However, if there exists an uncured Event of Default under this Lease, Landlord may reject any payment for all purposes as of the date of receipt or actual collection by mailing to Tenant within a reasonable time after such receipt or collection a check equal to the amount sent by Tenant.

11.11                     Repairs and Alterations.  To make repairs or alterations to the Project and in doing so transport any required material through the Premises, to close entrances, doors, corridors, elevators and other facilities in the Project, to open any ceiling in the Premises, or to temporarily suspend services or use of common areas in the Building.  Landlord may perform any such repairs or alterations during ordinary business hours, except that Tenant may require any work in the Premises to be done after business hours if Tenant pays Landlord for overtime and any other expenses incurred.  Landlord may do or permit any work on any nearby building, land, street, alley or way.

11.12                     Building Services.  To install, use and maintain through the Premises, pipes, conduits, wires and ducts serving the Building, provided that such installation, use and maintenance does not unreasonably interfere with Tenant’s use of the Premises.

11.13                     Use of Roof.  To install, operate, maintain and repair any satellite dish, antennae, equipment, or other facility on the roof of the Building or to use the roof of the Building in any other manner, or to allow any entity selected by Landlord to undertake the foregoing, provided that such installation, operation, maintenance, repair or use does not unreasonably interfere with Tenant’s use of the Premises.

11.14                     CC&Rs.  Landlord, at any time, may promulgate and record a set of CC&Rs which will govern the access, parking, design, signage and other rights of the tenants in the Project, so long as such CC&Rs do not impose any material new payment obligation on Tenant or require Tenant to modify any of the then existing improvements.

11.15                     Other Actions.  To lake any other action which Landlord deems reasonable in connection with the operation, maintenance or preservation of the Building and the Project.

12.                                 EVENTS OF DEFAULT.

12.1                           Tenant’s Default.  The occurrence of any one or more of the following events (each, an “Event of Default”) shall constitute a breach of this Lease by Tenant:

(a)                                  Tenant fails to pay any Rent when due and such failure continues for five (5) days or more following Landlord’s notice of such failure.

(b)                                 Tenant fails to perform its obligations under Section 17 (Assignment and Sublease), or Section 28 (Hazardous Substances).

(c)                                  Tenant abandons the Premises.

(d)                                 Tenant fails to perform any obligation to Landlord under this Lease other than those described in Sections 12.1(a), 12.1(b) or 12.1(c) above, and such failure continues for thirty (30) days after written notice from Landlord or Landlord’s agent, except that if Tenant begins to cure its failure within the thirty (30) day period but cannot reasonably complete its cure within such period, then, so long as Tenant continues to diligently attempt to cure its failure, the thirty (30) day period shall be extended to one hundred twenty (120) days, or such lesser period as is reasonably necessary to complete the cure.

(e)                                  One of the following credit defaults occurs:

(i)                                     Tenant (or any guarantor of Tenant’s obligations hereunder) commences any proceeding under any law relating to bankruptcy, insolvency, reorganization or relief of debts, or seeks appointment of a receiver, trustee, custodian or other similar official for the Tenant (or the guarantor) or for any substantial part of its property, or any such proceeding is commenced against Tenant (or the guarantor) and either remains undismissed for a period of sixty (60) days or results in the entry of an order for relief against Tenant (or the guarantor) which is not fully stayed within seven (7) days after entry;

(ii)                                  Tenant (or any guarantor of Tenant’s obligations hereunder) becomes bankrupt, does not generally pay its debts as they become due, or admits in writing its inability to pay its debts, or makes a general assignment for the benefit of creditors;

(iii)                               Any third party obtains a levy or attachment under process of law against Tenant’s leasehold interest.

Tenant acknowledges and agrees that, notwithstanding the foregoing provisions of this Section 12, that any notices required to be given by Landlord under this Section 12 shall, in each case, be in lieu of, and not in addition to, any notice required under Section 11.61 of the California Code of Civil Procedure, and shall be deemed to satisfy the requirement, if any, that notice be given pursuant to such section.

12.2                           Landlord Defaults.  Landlord shall be in default hereunder if Landlord has not begun and pursued with reasonable diligence the cure of any failure of Landlord to meet its obligations hereunder within thirty (30) days after the receipt by Landlord of written notice from Tenant of the alleged failure to perform. In no event shall Tenant have the right to terminate or rescind this Lease as a result of Landlord’s default as to any covenant or agreement contained in this Lease. Tenant hereby waives such remedies of termination and rescission and hereby agrees that Tenant’s remedies for default hereunder and for breach of any promise or inducement shall be limited to a suit for damages and/or injunction. In addition, Tenant hereby covenants that, prior to the exercise of any such remedies, Tenant will give notice and a reasonable time to cure any default by Landlord to any holder of a mortgage or deed of trust encumbering Landlord’s interest in the Project of which Tenant has been given notice.

12.3                           Force Majeure.  Notwithstanding anything contained in this Lease to the contrary, neither party shall be in default hereunder to the extent such party is unable to perform any of its obligations on account of any prevention, delay, stoppage due to strikes, lockouts, inclement weather, labor disputes, inability to obtain labor, materials, fuels, energy or reasonable substitutes therefor, governmental restrictions, regulations, controls, actions or inaction, civil commotion, fire or other acts of god, national emergency, acts of war or terrorism or any other cause of any kind beyond its reasonable control (except financial inability) (“Force Majeure”); provided, however, that nothing contained in this Section 12.3 shall relieve Tenant from the obligation to timely pay Rent under this Lease.

13.                                 LANDLORD REMEDIES. UPON ANY EVENT OF DEFAULT BY TENANT, LANDLORD SHALL HAVE THE FOLLOWING REMEDIES, IN ADDITION TO ALL OTHER RIGHTS AND REMEDIES PROVIDED BY LAW OR OTHERWISE PROVIDED IN THIS LEASE, TO WHICH LANDLORD MAY RESORT CUMULATIVELY OR IN THE ALTERNATIVE:

13.1                           Termination of Lease.  Landlord may elect by notice to Tenant to terminate this Lease, in which event, Tenant shall immediately vacate the Premises and deliver possession to Landlord.

13.2                           Civil Code Section 1951.4 Remedy.  Even though Tenant has breached this Lease, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession, and Landlord shall have all of its rights and remedies, including the right, pursuant to California Civil Code Section 1951.4, to recover all rent as it becomes due under this Lease, if Tenant has the right to sublet or assign, subject only to reasonable limitations. Acts of maintenance or preservation or efforts to relet the Premises or the appointment of a receiver upon initiative of Landlord to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession unless written notice of termination is given by Landlord to Tenant.

13.3                           Lease Termination Damages.  If Landlord elects to terminate this Lease, then this Lease shall terminate on the date for termination set forth in such notice. Tenant shall immediately vacate the Premises and deliver possession to Landlord, and Landlord may repossess the Premises and may, at Tenant’s sole cost, remove any of Tenant’s signs and any of its other property, without relinquishing its right to receive Rent or any other right against Tenant. On termination, Landlord has the right to recover from Tenant as damages:

(a)                                  The worth at the time of award of unpaid Rent and other sums due and payable which had been earned at the time of termination; plus

(b)                                 The worth at the time of award of the amount by which the unpaid Rent and other sums due and payable which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; plus

(c)                                  The worth at the time of award of the amount by which the unpaid Rent and other sums due and payable for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided; plus

(d)                                 Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease, or which, in the ordinary course of things, would be likely to result therefrom, including, without limitation, any costs or expenses incurred by Landlord: (i) in retaking possession of the Premises; (ii) in maintaining, repairing, preserving, restoring, replacing, cleaning, altering or rehabilitating the Premises or any portion thereof, including such acts for reletting to a new tenant or tenants; (iii) for leasing commissions; or (iv) for any other costs necessary or appropriate to relet the Premises; plus

(e)                                  At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by the laws of the State of California.

The “worth at the time of award” of the amounts referred to in Sections 13.3(a) and 13.3(b) is computed by allowing interest at the Interest Rate on the unpaid rent and other sums due and payable from the termination date through the date of award. The “worth at the time of award” of the amount referred to in Section 13.3(c) is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). Tenant waives redemption or relief from forfeiture under California Code of Civil Procedure Sections 1174 and 1179, or under any other present or future law, if Tenant is evicted or Landlord takes possession of the Premises by reason of any Event of Default by Tenant hereunder.

13.4                           Landlord’s Remedies Cumulative.  All of Landlord’s remedies under this Lease shall be in addition to all other remedies Landlord may have at law or in equity, including, without limitation, the remedy described in California Civil Code Section 1951.4 (pursuant to which Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due if Tenant has the right to sublet or assign the Lease, subject to reasonable limitations). Waiver by Landlord of any breach of any obligation by Tenant shall be effective only if it is in writing, and shall not be deemed a waiver of any other breach, or any subsequent breach of the same obligation. The possession of Tenant’s funds, negotiation of Tenant’s negotiable instruments, or acceptance of Tenant’s payment by Landlord or its agents shall not constitute a waiver of any breach by Tenant, and if such possession, negotiation or acceptance occurs after Landlord’s notice to Tenant, or termination of this Lease or of Tenant’s right to possession, such possession, negotiation or acceptance shall not affect such notice or termination. Acceptance of payment by Landlord after commencement of a legal proceeding or final judgment shall not affect such proceeding or judgment. Landlord may advance such monies and take such other actions for Tenant’s account as reasonably may be required to cure or

mitigate any default by Tenant.   Tenant shall immediately reimburse Landlord for any such advance, and such sums shall bear interest at the Interest Rate until paid.

13.5                           WAIVER OF TRIAL BY JURY.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY WAIVES TRIAL BY JURY IF ANY LEGAL PROCEEDING IS BROUGHT BY THE OTHER IN CONNECTION WITH THIS LEASE. EACH PARTY SHALL BRING ANY ACTION AGAINST THE OTHER IN CONNECTION WITH THIS LEASE IN A FEDERAL OR STATE COURT LOCATED IN CALIFORNIA, CONSENTS TO THE JURISDICTION OF SUCH COURTS, AND WAIVES ANY RIGHT TO HAVE ANY PROCEEDING TRANSFERRED FROM SUCH COURTS ON THE GROUND OF IMPROPER VENUE OR INCONVENIENT FORUM. THE PROVISIONS OF THIS SECTION 13.5 SHALL SURVIVE THE EXPIRATION OR EARLIER TERMINATION OF THIS LEASE.

14.                                 SURRENDER.  Upon the expiration or earlier termination of this Lease for any reason, Tenant shall surrender the Premises to Landlord in its condition existing as of the date Landlord delivers possession of the Premises to Tenant, normal wear and tear and damage by fire or other casualty excepted, with all interior walls repaired and repainted if marked or damaged, all carpets shampooed and cleaned, all broken, marred or nonconforming acoustical ceiling tiles replaced, all windows washed, the plumbing and electrical systems and lighting in good order and repair, including replacement of any burned out or broken light bulbs or ballasts, the HVAC equipment serviced and repaired by a reputable and licensed service firm acceptable to Landlord, and all floors cleaned and waxed, all to the reasonable satisfaction of Landlord.  Tenant shall remove from the Premises and the Project all of Tenant’s trade fixtures, furniture, moveable equipment and other personal property, and any Alterations which Landlord elects to be removed pursuant to Section 5.3, and shall restore the Premises to its condition prior to their installation, including, without limitation, repairing all damage caused by the installation or removal of any of the foregoing items.   If Tenant does not timely remove such property, then Tenant shall be conclusively presumed to have, at Landlord’s election: (a) conveyed such property to Landlord without compensation or (b) abandoned such property, and Landlord may dispose of or store any part thereof in any manner at Tenant’s sole cost, without waiving Landlord’s right to claim from Tenant all expenses arising out of Tenant’s failure to remove the property, and without liability to Tenant or any other person.  Landlord shall have no duty to be a bailee of any such personal property.    If Landlord elects to consider such property abandoned, Tenant shall be liable to Landlord for the costs of: (i) removal of any such Alterations or personal property, (ii) storage, transportation, and disposition of the same, and (iii) repair and restoration of the Premises, together with interest thereon at the Interest Rate from the date of expenditure by Landlord.

15.                                 HOLDOVER.  Tenant shall have no right to holdover possession of the Premises after the expiration or termination of this Lease without Landlord’s prior written consent which Landlord may withhold in its sole and absolute discretion.     If, however, Tenant retains possession of any part of the Premises after the Term, Tenant shall become a tenant at sufferance only, for the entire Premises upon all of the terms of this Lease as might be applicable to such tenancy, except that Tenant shall pay Base Rent at one hundred fifty percent (150%) of the rate in effect immediately prior to such holdover (without regard to any abatements of Rent on account of casualty or otherwise), computed on a monthly basis for each full or partial month Tenant remains in possession.  Tenant shall also protect, defend, indemnify and hold Landlord harmless from and against all Claims resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom. No acceptance of Rent or other payments by Landlord under these holdover provisions shall operate as a waiver of Landlord’s right to regain possession or any other of Landlord’s remedies.

16.                                 SUBORDINATION TO GROUND LEASES AND MORTGAGES.

16.1                           Subordination.  Subject to the provisions of Section 16.6 below, this Lease shall be subordinate to any present or future ground lease or mortgage respecting the Project, and any amendments to such ground lease or mortgage, at the election of the ground lessor or mortgagee (a “Security Holder”), as the case may be, effected by notice to Tenant in the manner provided in this Lease. The subordination shall be effective upon such notice, but at the request of Landlord or such Security Holder, Tenant shall within ten (10) days after the request, execute and deliver to the requesting party any reasonable documents provided to evidence the subordination. Any mortgagee has the right, at its sole option, to subordinate its mortgage to the terms of this Lease, without notice to, nor the consent of, Tenant.

16.2                           Termination of Ground Lease or Foreclosure of Mortgage. If any ground lease is terminated or mortgage foreclosed or deed in lieu of foreclosure given and the Security Holder or purchaser at a foreclosure sale shall thereby become the owner of the Project, Tenant shall attorn to such Security Holder or purchaser without any deduction or setoff by Tenant, and this Lease shall continue in effect as a direct lease between Tenant and such Security Holder or purchaser.  The Security Holder or purchaser shall be liable as Landlord only during the time such Security Holder or purchaser is the owner of the Project. At the request of Landlord or any Security Holder, Tenant shall execute and deliver within ten (10) days after the request any document furnished by the requesting party to evidence Tenant’s agreement to attorn.

16.3                           Security Deposit.  Any Security Holder shall be responsible for the return of any security deposit by Tenant only to the extent the security deposit, if any, is received by such Security Holder.

16.4                           Notice and Right to Cure.  The Project is subject to any ground lease and mortgage identified with the name and address of the Security Holder in Exhibit F to this Lease (as the same may be amended from time to time by written notice to Tenant). Tenant agrees to send by registered or certified mail to any Security Holder identified in a notice from Landlord to Tenant, a copy of any notice of default sent by Tenant to Landlord. If Landlord fails to cure such default within the required time period under this Lease, but any Security Holder begins to cure within ten (10) days after such period and proceeds diligently to complete such cure, then such Security Holder shall have such additional time as is necessary to complete such cure, including any time necessary to obtain possession if possession is necessary to cure, and Tenant shall not begin to enforce its remedies so long as the cure is being diligently pursued.

16.5                           Definitions.  As used in this Section 16, “mortgage” shall include “trust deed” and “deed of trust”; “mortgagee” shall include “trustee”, “beneficiary” and the mortgagee of any ground lessee; and “ground Lessor”, “mortgagee”, and “purchaser at a foreclosure sale” shall include, in each case, all of its successors and assigns, however remote.

16.6                           Non-Disturbance Agreement.  With respect to any present or future ground lease or mortgage to which this Lease shall be subordinate, Landlord shall, as a condition to such subordination, obtain from the Security Holder, for the benefit of Tenant, a non-disturbance agreement, in the customary form of such Security Holder, that (i) except to the extent necessary to protect the Security Holder in the event of circumstances in which its security is impaired, will not effect an amendment to this Lease which materially increases Tenant’s obligations or materially diminishes Tenant’s rights hereunder, and (ii) provides generally that as long as Tenant is not in default under this Lease, this Lease will not be terminated if such Security Holder acquires title to the Project by reason of foreclosure proceedings, acceptance of a deed in lieu of foreclosure, or termination of the leasehold interest of Landlord, provided that Tenant attorns to such Security Holder in accordance with its commercially reasonable requirements. Tenant shall bear all costs and expenses (including attorneys’ fees) in connection with a non-disturbance agreement described in this Section.

17.                                 ASSIGNMENT AND SUBLEASE.

17.1                           In General.  Tenant shall not, without Landlord’s prior written consent, in each case: (a) make or allow any assignment or transfer, by operation of law or otherwise, of any part of Tenant’s interest in this Lease, (b) sublet any part of the Premises, or (c) permit anyone other than Tenant and its employees to occupy any part of the Premises (all of the foregoing are hereinafter sometimes referred to individually as a “Transfer”, and collectively as “Transfers”, any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”, and any person by whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferor”). Tenant shall remain primarily liable for all of its obligations under this Lease, notwithstanding any Transfer.   No consent granted by Landlord shall be deemed to be a consent to any subsequent Transfer.  Tenant shall pay all of Landlord’s attorneys’ fees and other expenses incurred in connection with any consent requested by Tenant or in considering any proposed Transfer.   Any Transfer without Landlord’s prior written consent shall be void.  If Tenant shall assign this Lease or sublet or otherwise Transfer the Premises, or any portion thereof to any party other than a Permitted Transferee (as defined below), any rights of Tenant to renew this Lease, to extend the Term or to lease additional space in the Project shall be extinguished thereby and will not be transferred to the Transferee, all such rights being personal to the Tenant named herein.    In addition, Tenant shall not, without Landlord’s prior written consent, which Landlord may withhold in its reasonable discretion, mortgage, pledge or encumber this Lease, the term or estate hereby granted or any interest hereunder.

17.2                           Landlord’s Consent.  Landlord will not unreasonably withhold its consent to any proposed Transfer.   It shall be reasonable for Landlord to withhold its consent to any Transfer if (a) an Event of Default exists under this Lease, (b) the proposed Transferee is a tenant in the Project or an affiliate of such a tenant or a party that Landlord has identified as a prospective tenant in the Project, (c) the financial responsibility, nature of business, and character of the proposed Transferee are not all reasonably satisfactory to Landlord, (d) In the reasonable judgment of Landlord the purpose for which the Transferee intends to use the Premises (or a portion thereof) is not in keeping with Landlord’s standards for the Building or are in violation of the terms of this Lease or any other leases in the Project, or (e) the proposed Transferee is a government entity, The foregoing shall not exclude any other reasonable basis for Landlord to withhold its consent.

17.3                           Procedure.  Tenant shall notify Landlord of any proposed Transfer at least thirty (30) days prior to its proposed effective date.  The notice shall include the name and address of the proposed Transferee, its corporate affiliates in the case of a corporation and its partners in the case of a partnership, a description of the portion of the Premises that is subject to the Transfer (the “Transfer Premises”), a calculation of the Transfer Premium (as defined in Section 17.5 below) payable in connection with the Transfer, an executed copy of the proposed Transfer agreement, and sufficient information to permit Landlord to determine the financial responsibility and character of the proposed Transferee (including, without limitation, the most recent financial statements for the proposed Transferee). As a condition to the effectiveness of any assignment of this Lease, the assignee shall execute and deliver to Landlord, prior to the effective date of the assignment, a consent form satisfactory to Landlord providing for, among other things, an assumption of all of the obligations of Tenant under this Lease. As a condition to the effectiveness of any other Transfer, Transferee shall execute and deliver to Landlord, prior to the effective date of such Transfer, a consent form satisfactory to Landlord, providing, among other things, (a) the Transferee’s obligation to indemnify Landlord and the other Landlord Parties consistent with Tenant’s indemnification obligations in Section 8.2 above, and (b)the Transferee’s agreement that any such Transfer shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any such Transfer, Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the Transfer Premises by any lawful means, or (ii) require that the Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If Tenant shall default and fail to cure within the time permitted for cure under Section 12 above, Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such default is cured.

17.4                           Change of Management or Ownership.  Any direct or indirect transfer of 50% or more of the ownership interest in Tenant (a “Change of Control”) shall constitute an assignment of this Lease, provided that the foregoing shall not apply so long as Tenant’s stock is publicly held and traded through a national stock exchange or NASDAQ.

17.5                           Permitted Transfers.  Notwithstanding anything to the contrary in this Section 17, if an Event of Default does not then exist, Tenant may assign this Lease or sublet any portion of the Premises (hereinafter collectively referred to as a “Permitted Transfer”) to (a) a parent or subsidiary of Tenant, or an entity under common control with Tenant, (b) any successor entity to Tenant by way of merger, consolidation or other non-bankruptcy corporate reorganization, or (c) an entity which acquires all or substantially all of Tenant’s assets or stock (collectively, “Permitted Transferees”, and, individually, a “Permitted Transferee”), and Tenant may engage in a deemed assignment of this Lease by means of a Change of Control as set forth in Section 17.4 above; provided that (i) at least ten (10) business days prior to the Transfer, Tenant notifies Landlord of such Transfer, and supplies Landlord with any documents or information reasonably requested by Landlord regarding such Transfer or Permitted Transferee, including, but not limited to, copies of the sublease or instrument of assignment and copies of documents establishing to the reasonable satisfaction of Landlord that the transaction in question is one permitted under this Section 17.5, (ii) except in the case of a Change of Control or if such assumption occurs by operation of law, Tenant furnishes Landlord, at least ten (10) business days prior to the Transfer, with a written document executed by the proposed Permitted Transferee in which, in the case of an assignment, such entity assumes all of Tenant’s obligations under this Lease with respect to the Transfer Premises, and, in the case of a sublease, such entity agrees to sublease the Transfer Premises subject to this Lease, (iii) in the case of a Transfer pursuant to clause (b) above, the successor entity must have a net worth (computed in accordance with generally accepted accounting principles, except that intangible assets such as goodwill, patents, copyrights and trademarks, as well as any acquisition-related reserves, shall be excluded in the calculation (“Net Worth”)) at the time of the Transfer that is at least equal to the Net Worth of Tenant immediately prior to such Transfer, and (iv) any such proposed Transfer is made for a good faith operating business purpose and not, whether in a single transaction or in a series of transactions, be entered into as a subterfuge to evade the obligations and restrictions relating to Transfers set forth in this Section 17.

17.6                           Transfer Premium.

(a)                                  If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Landlord shall be entitled to receive, as Additional Rent hereunder, fifty percent (50%) of any Transfer Premium derived from such Transfer.  As used herein, the term “Transfer Premium” means (i) (A) in the case of an assignment, any consideration (including, without limitation, payment for leasehold improvements) paid by the assignee on account of such assignment, and (B) in the case of any other Transfer, all rent, additional rent or other consideration paid by the Transferee to the Transferor pursuant to such Transfer in excess of the base rent and additional rent payable by such Transferor during the term of the Transfer on a per rentable square foot basis minus (ii) any brokerage commissions (not to exceed commissions typically paid in the market at the time of such subletting or assignment) and reasonable attorneys’ fees paid by Transferor in connection with the Transfer (collectively, “Recoverable Expenses”), unless the deduction of such Recoverable Expenses is waived by Transferor pursuant to Section 17.6(b) below. For purposes of calculating the Transfer Premium in connection with a sublease, the Recoverable Expenses shall be deducted, on an amortized basis, without interest, over the term of the sublease.   Payment of the portion of the Transfer Premium due Landlord hereunder shall be a joint and several obligation of Tenant and the Transferee, and shall be made to Landlord as follows; (1) in the case of an assignment, the Transferor shall pay the portion of the Transfer Premium due to Landlord within ten (10) days after the Transferor receives the consideration described in clause (i)(A) above; and (2) in the case of any other Transfer, on the first day of each month during the term of the Transfer, the Transferee shall pay directly to Landlord fifty percent (50%) of the amount by which the rent, additional rent or other consideration due from the Transferee for such month exceeds (x) the base rent and additional rent payable by the applicable Transferor for said month which is allocable to the Transfer Premises, plus (y) the amortized amount of Recoverable Expenses allocated to such month, unless such Recoverable Expenses are waived by Transferor pursuant to Section 17.6(b). This Section 17.6 shall not apply to a Transfer to a Permitted Transferee.

(b)                                 Within sixty (60) days after request by Landlord, Transferor shall provide Landlord a written statement, together with reasonably detailed invoices therefor, certifying the total amount of Recoverable Expenses in connection with any Transfer and

Tenant’s calculation of the Transfer Premium. If Transferor fails to provide such statement and invoices to Landlord within the sixty (60) day period, Transferor shall be deemed to have waived the deduction of Recoverable Expenses in determining the Transfer Premium. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant, and any other Transferor, relating to a Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found to be understated, Tenant shall, within ten (10) days after demand, pay the deficiency; and, if understated by more than two percent (2%), Tenant shall pay Landlord’s costs of such audit.

17.7                           Recapture.  In the case of a proposed assignment of this Lease or a proposed sublease of all of the Premises for substantially the remainder of the Term (i.e., less than six (6) months remain at the end of the proposed sublease), in either case to any party other than a Permitted Transferee, Landlord may terminate this Lease by giving Tenant written notice (the “Recapture Notice”) within thirty (30) days after Landlord’s receipt of the proposed fully executed Transfer agreement submitted by Tenant for Landlord’s consent.  Such termination shall be effective as of the termination date set forth in Landlord’s Recapture Notice, and all obligations of Landlord and Tenant under this Lease shall expire as of such termination date, except those that expressly survive any termination of this Lease.

17.8                           Tenant Remedies.  Notwithstanding anything to the contrary in this Lease, if Tenant claims that Landlord has unreasonably withheld or delayed its consent under this Section 17 or otherwise has breached or acted unreasonably under this Section 17, Tenant’s sole remedy shall be declaratory judgment and an injunction for the relief sought or damages, and Tenant hereby waives all other remedies, including, without limitation, any right provided under California Civil Code Section 1995.310 or other applicable laws to terminate this Lease..

18.                                 CONVEYANCE BY LANDLORD.  If Landlord shall at any time transfer its interest in the Project or this Lease, Landlord shall be released from any obligations occurring after such transfer, except the obligation to return to Tenant any security deposit not delivered to its transferee, and Tenant shall look solely to Landlord’s successors for performance of such obligations. This Lease shall not be affected by any such transfer.

19.                                 ESTOPPEL CERTIFICATE.  Each party shall, within ten (10) days after receiving a request from the other party, execute, acknowledge in recordable form, and deliver to the other party or its designee a certificate stating, subject to a specific statement of any applicable exceptions, that this Lease as amended to date is in full force and effect, that Tenant is paying Rent and other charges on a current basis, and that to the best of the knowledge of the certifying party, the other party has committed no uncured defaults and has no offsets or claims. The certifying party may also be required to state the date of commencement of payment of Rent, the Commencement Date, the Termination Date, the Base Rent, the current Operating Cost Share Rent and Tax Share Rent estimates, the status of any improvements required to be completed by Landlord, the amount of any security deposit, and such other matters as may be reasonably requested. Tenant’s failure to execute or deliver an estoppel certificate in the required time period shall constitute an acknowledgment by Tenant that the statements included in the estoppel certificate are true and correct, without exception.

20.                                 SECURITY DEPOSIT.  Tenant shall deposit with Landlord on the date Tenant executes and delivers this Lease the cash sum set forth in the Schedule for the Security Deposit. The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of all of its obligations under this Lease.

20.1                           Application of Security Deposit.  Tenant agrees that, if Tenant fails to pay any Rent, or otherwise defaults with respect to any provision of this Lease, Landlord may (but shall not be obligated to), and without prejudice to any other remedy available to Landlord, use, apply or retain all or any portion of the Security Deposit for the payment of any Rent in default or for the payment of any other sum to which Landlord may become obligated by reason of Tenant’s default, or to compensate Landlord for any loss or damage which Landlord may suffer thereby, including, without limitation, prospective damages and damages recoverable pursuant to California Civil Code Section 1951.2.  If Landlord uses or applies all or any portion of the Security Deposit as provided above, Tenant shall, within three (3) days after demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to the full amount thereof, and Tenant’s failure to do so shall, at Landlord’s option, be an Event of Default under this Lease with no opportunity to cure. If Tenant performs all of Tenant’s obligations hereunder, the Security Deposit, or so much thereof as has not theretofore been applied by Landlord, shall be returned to Tenant (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder) within thirty (30) days following the later to occur of (a) the expiration of the Term of this Lease or (b) Tenant’s vacation and surrender of the Premises in accordance with the requirements of this Lease. Tenant waives the provisions of California Civil Code Section 1950.7, or any similar or successor laws now or hereinafter in effect, that restrict Landlord’s use or application of the Deposit, or that provide specific time periods for return of the Deposit.  Landlord shall not be deemed to hold the Security Deposit in trust nor be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to any interest on the Security Deposit. The Security Deposit shall not be construed as an advance payment of Rent nor liquidated damages, and if Landlord’s claims hereunder exceed the Security Deposit, Tenant shall remain liable for the balance of such claims.

20.2                           Transfer of Security Deposit.  If Landlord transfers its interest in the Project or this Lease, Landlord shall transfer the Security Deposit to its transferee.   Upon such transfer, Landlord shall have no further obligation to return the Security Deposit to Tenant, and Tenant’s right to the return of the Security Deposit shall apply solely against Landlord’s transferee.

21.                                 Intentionally omitted.

22.                                 NOTICES.  All notices, consents, approvals and similar communications to be given by one party to the other under this Lease, shall be given in writing, mailed or personally delivered as follows:

22.1                           Landlord.  To Landlord as follows:

CarrAmerica Realty Operating Partnership, L.P.

1810 Gateway Drive, Suite 150

San Mateo, CA 94404

Attn: Market Officer

with a copy to:

CarrAmerica Realty Operating Partnership, L.P.

1850 K Street, N.W., Suite 500

Washington, D.C. 20006

Attn: Lease Administration

or to such other person at such other address as Landlord may designate by notice to Tenant.

22.2                           Tenant.  To Tenant as follows:

Before the Commencement Date:

Proxim Corporation

935 Stewart Drive

Sunnyvale, CA 94085

Attn: Chief Financial Officer

And

Attn: General Counsel

After the Commencement Date:

Proxim Corporation

2115 O’Nel Drive

San Jose, CA 95131

Attn: Chief Financial Officer

And Attn: General Counsel

or to such other person at such other address as Tenant may designate by notice to Landlord.

Mailed notices shall be sent by United States certified or registered mail, or by a reputable national overnight courier service, postage prepaid. Mailed notices shall be deemed to have been given on the earlier of actual delivery or three (3) business days after posting in the

United States mail in the case of registered or certified mail, and one (1) business day in the case of overnight courier.

23.                                 QUIET POSSESSION.  So long as Tenant shall perform all of its obligations under this Lease, Tenant shall enjoy peaceful and quiet possession of the Premises against any party claiming through the Landlord, subject to all of the terms of this Lease.

24.                                 REAL ESTATE BROKERS.  Tenant represents to Landlord that Tenant has not dealt with any real estate broker with respect to this Lease except for any broker(s) listed in the Schedule, and no other broker is in any way entitled to any broker’s fee or other payment in connection with this Lease. Tenant shall indemnify and defend Landlord against any Claims by any other broker or third party for any payment of any kind in connection with this Lease.

25.                                 MISCELLANEOUS.

25.1                           Successors and Assigns.  Subject to the limits on Tenant’s assignment contained in Section 17, the provisions of this Lease shall be binding upon and inure to the benefit of all successors and assigns of Landlord and Tenant.

25.2                           Date Payments Are Due.  Except for payments to be made by Tenant under this Lease which are due upon demand or are due in advance (such as Base Rent), and except as otherwise expressly provided in this Lease, Tenant shall pay to Landlord any amount for which Landlord renders a statement of account within thirty (30) days after Tenant’s receipt of Landlord’s statement.

25.3                           Meaning of “Landlord”, “Re-Entry”, “including” and “Affiliate”.  The term “Landlord” means only the owner of the Project and the lessor’s interest in this Lease from time to time.  The words “re-entry” and “re-enter” are not restricted to their technical legal meaning. The words “including” and similar words shall mean “without limitation.”  The word “affiliate” shall mean a person or entity controlling, controlled by or under common control with the applicable entity. “Control” shall mean the power directly or indirectly, by contract or otherwise, to direct the management and policies of the applicable entity.

25.4                           Time of the Essence.  Time is of the essence of each provision of this Lease.

25.5                           No Option.  The submission of this Lease to Tenant for review or execution does not create an option or constitute an offer to Tenant to lease the Premises on the terms and conditions contained herein or a reservation of the Premises in favor of Tenant, and this Lease shall not become effective unless and until it has been executed and delivered by both Landlord and Tenant.

25.6                           Severability.  If any provision of this Lease is determined to be invalid, illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

25.7                           Governing Law.  This Lease shall be governed in all respects by the laws of the state in which the Project is located, without regard to the principles of conflicts of laws.

25.8                           Lease Modification.  Tenant agrees to modify this Lease in any way requested by a mortgagee which does not cause increased expense to Tenant or otherwise materially adversely affect Tenant’s interests under this Lease.

25.9                           No Oral Modification.  No modification of this Lease shall be effective unless it is a written modification signed by both parties.

25.10                     Landlord’s Right to Cure.  If Tenant fails to perform any obligations under this Lease, Landlord may cure any such failure on Tenant’s behalf and any expenses incurred shall constitute Additional Rent due from Tenant on demand by Landlord.

25.11                     Captions.  The captions used in this Lease shall have no effect on the construction of this Lease.

25.12                     Authority.  Landlord and Tenant each represents to the other that it has full power and authority to execute and perform this Lease.

25.13                     Landlord’s Enforcement of Remedies.  Landlord may enforce any of its remedies under this Lease either in its own name or through an agent.

25.14                     Entire Agreement.  This Lease, together with all Exhibits, constitutes the entire agreement between the parties. No representations or agreements of any kind have been made by either party which are not contained in this Lease.

25.15                     Landlord’s Title.  Landlord’s title shall always be paramount to the interest of Tenant, and nothing in this Lease shall empower Tenant to do anything which might in any way impair Landlord’s title.

25.16                     Light and Air Rights.  Landlord does not grant in this Lease any rights to light and air in connection with Project. Landlord reserves to itself, the Project, the Building below the improved floor of each floor of the Premises, the Building above the ceiling of each floor of the Premises, the exterior of the Premises and the areas on the same floor outside the Premises, along with the areas within the Premises required for the installation and repair of utility lines and other items required to serve other tenants of the Building.

25.17                     Singular and Plural; Joint and Several Liability.  Wherever appropriate in this Lease, a singular term shall be construed to mean the plural where necessary, and a plural term the singular.  For example, if at any time two parties shall constitute Landlord or Tenant, then the relevant term shall refer to both parties together. If more than one individual or entity comprises Tenant, the obligations imposed on each individual or entity that comprises Tenant under this Lease shall be joint and several.

25.18                     No Recording by Tenant.  Tenant shall not record in any public records any memorandum or any portion of this Lease.

25.19                     Exclusivity.  Landlord does not grant to Tenant in this Lease any exclusive right except the right to occupy the Premises.

25.20                     No Construction Against Drafting Party.  The rule of construction that ambiguities are resolved against the drafting party shall not apply to this Lease.

25.21                     Survival.  The waivers of claims or rights, the releases and the obligations of Landlord and Tenant under this Lease to indemnify, protect, defend and hold harmless the other shall survive the expiration or earlier termination of this Lease, and so shall all other obligations or agreements of Landlord or Tenant hereunder which by their terms survive the expiration or earlier termination of this Lease.

25.22                     Rent Not Based on Income.  No Rent or other payment in respect of the Premises shall be based in any way upon net income or profits from the Premises. Tenant may not enter into or permit any sublease or license or other agreement in connection with the Premises which provides for a rental or other payment based on net income or profit.

25.23                     Building Manager and Service Providers.  Landlord may perform any of its obligations under this Lease through its employees or third parties hired by the Landlord.

25.24                     Late Charge and Interest on Late Payments.  Without limiting the provisions of Section 12.1, if Tenant fails to pay any installment of Rent or other charge to be paid by Tenant pursuant to this Lease within five (5) business days after the same becomes due and payable, then Tenant shall pay a late charge equal to the greater of five percent (5%) of the amount of such payment or $250.  In addition, interest shall be paid by Tenant to Landlord on any late payments of Rent from the date due until paid at the rate provided in Section 2.4(b). Such late charge and interest shall constitute Additional Rent due and payable by Tenant to Landlord upon the date of payment of the delinquent payment referenced above.

25.25                     Tenant’s Financial Statements.  Within ten (10) days after Landlord’s written request therefor (which may be made only in connection with a default by Tenant or a bona fide sale, financing or other similar transaction involving the Project), Tenant shall deliver to Landlord the current audited annual and quarterly financial statements of Tenant, and annual audited financial statements of the two (2) years prior to the current year’s financial statements, all prepared in accordance with generally accepted accounting principles consistently applied. Such statements shall be certified by Tenant’s chief financial officer; provided, however, that Tenant shall submit financial statements that are audited by a certified public accountant if such statements are available.    Notwithstanding the foregoing, (a) as long as Tenant’s financial statements are readily available over the Internet or otherwise publicly available, Tenant shall not be obligated to deliver them to Landlord hereunder, and (b) as long as Tenant’s stock is publicly held and traded, Tenant shall only be required to deliver to Landlord publicly available statements.   Landlord shall exercise commercially reasonable efforts to keep all such financial statements confidential, provided that Landlord may disclose the same to existing or prospective lenders, investors, partners, purchasers or other persons reasonably having a need to review such financial statements.

25.26                     Attorneys’  Fees.  In any arbitration, quasi-judicial or administrative proceedings or any action in any court of competent jurisdiction, brought by either party to enforce any covenant or any of such party’s rights or remedies under this Lease, including any action for declaratory relief, or any action to collect any payments required under this Lease or to quiet title against the other party, the prevailing party shall be entitled to reasonable attorneys’ fees and all costs, expenses and disbursements in connection with such action, including the costs of reasonable investigation, preparation and professional or expert consultation, which sums may be included in any judgment or decree entered in such action in favor of the prevailing party. In addition, Tenant shall pay the attorneys’ fees and other costs Landlord incurs in enforcing this Lease where an action or proceeding is not brought.

25.27                     Other Improvements.  If portions of the Project or property adjacent to the Project (collectively, the “Other Improvements”) are owned by an entity other than Landlord, then, so long as Tenant’s rights under this Lease (including, without limitation, Tenant’s use and occupancy of, and access to, the Premises, parking areas, and/or Project) are not materially impaired, impeded, or otherwise materially and adversely affected, or Tenant’s costs or expenses payable under this Lease materially increased, Landlord, at its option, may enter into an agreement with the owner or owners of any of the Other Improvements to provide (a) for reciprocal rights of access, use and/or enjoyment of the Project and the Other Improvements, (b) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Project and all or any portion of the Other Improvements, (c) for the allocation of a portion of Operating Costs and Taxes to the Other Improvements and the allocation of a portion of the operating expenses and taxes for the Other Improvements to the Project, (d) for the use or improvement of the Other Improvements and/or the Project in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Project, and (e) for any other matter which Landlord deems appropriate or necessary.   Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord’s right to sell all or any portion of the Project or any other of Landlord’s rights described in this Lease.

25.28                     Security.  Landlord shall be the sole determinant of the type and amount of security services to be provided to the Project, if any.  In all events, Landlord shall not be liable to Tenant, and Tenant hereby waives any claim against Landlord, for (a) any unauthorized or criminal entry of third parties into the Premises, the Building or the Project, (b) any damage to persons, or (c) any loss of property in and about the Premises, the Building or the Project, by or from any unauthorized or criminal acts of third parties, regardless of any action, inaction, failure, breakdown, malfunction and/or insufficiency of the security services provided by Landlord.

25.29                     Consents.  Except where expressly provided herein to the contrary, whenever a party’s consent or approval is required hereunder, such consent or approval shall not be unreasonably withheld, delayed or conditioned.

26.                                 UNRELATED BUSINESS INCOME.  If Landlord is advised by its counsel at any time that any part of the payments by Tenant to Landlord under this Lease may be characterized as unrelated business income under the United States Internal Revenue Code and its regulations, then Tenant shall enter into any amendment proposed by Landlord to avoid such income, so long as the amendment does not require Tenant to make more payments or accept fewer services from Landlord, than this Lease provides.

27.                                 BUILDING RENOVATIONS.  It is specifically understood and agreed that Landlord has made no representation or warranty to Tenant and has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein. However, Tenant hereby acknowledges that Landlord may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Project, the Building and/or the Premises including without limitation the parking structure, common areas, systems and equipment, roof, and structural portions of the same, which Renovations may include, without limitation, (a) installing sprinklers in the Building common areas and tenant spaces, (b) modifying the common areas and tenant spaces to comply with Governmental Requirements, including regulations relating to the physically disabled, seismic conditions, and building safety and security, and (c) installing new floor covering, lighting, and wall coverings in the Building common areas, and in connection with any Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Project, including portions of the common areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions. Notwithstanding any provisions to the contrary contained herein, Landlord shall use commercially reasonable efforts in the performance of any Renovations to minimize interference with the conduct of Tenant’s business in the Premises and Tenant’s parking rights hereunder; and, with respect to any Renovations which could interfere with the conduct of Tenant’s business in the Premises or Tenant’s parking rights hereunder, Landlord shall, except in the event of an emergency, provide Tenant with at least twenty-four (24) hours’ prior notice (which may be verbal and/or be sent by e-mail to Tenant’s facilities manager).

28.                                 HAZARDOUS SUBSTANCES.

28.1                           Prohibition Against Hazardous Substances.

(a)                                  Except for de minimis quantities of general office supplies customarily used by office tenants in the ordinary course of their business, such as copier toner, liquid paper, glue, ink and cleaning solvents (which supplies Tenant agrees to use in compliance with all applicable Governmental Requirements) and except as provided in Section 6.1 above, Tenant shall not cause or permit any Hazardous Substances to be brought upon, produced, stored, used, discharged or disposed of in or near the Project by Tenant or its agents, employees, contractors or invitees without Landlord’s prior written consent, which Landlord may give or withhold in its reasonable but sole discretion. Any handling, transportation, storage, treatment, disposal or use of any Hazardous Substances in or about the Project by Tenant, its agents, employees, contractors or invitees shall strictly comply with all applicable Governmental Requirements. Tenant shall be solely responsible for obtaining and complying with all permits necessary for the maintenance and operation of its business, including, without limitation, all permits governing the use, handling, storage, treatment, transport, discharge and disposal of

Hazardous Substances. Tenant shall indemnify, defend and hold Landlord harmless from and against any Claims (including, without limitation, diminution in value of the Premises or the Project, damages for the loss or restriction on use of leasable space or of any amenity of the Premises or the Project, damages arising from any adverse impact on marketing of space in the Project, Remedial Work, and sums paid in settlement of claims) which result from or arise out of the use, storage, treatment, transportation, release, or disposal of any Hazardous Substances on or about the Project by Tenant or any Tenant Parties.

(b)                                 Landlord shall have the right, at any time, but not more than two (2) times in any calendar year (unless Landlord has reasonable cause to believe that Tenant has failed to fully comply with the provisions of this Section 28, or unless required by any lender or governmental agency), to inspect the Premises and conduct tests and investigations to determine whether Tenant is in compliance with the provisions of this Section 28. The reasonable costs of all such inspections, tests and investigations required by any lender or governmental agency as a result of Tenant’s handling, use, storage, treatment, transportation or disposal of any Hazardous Substances shall be borne solely by Tenant. The foregoing rights granted to Landlord shall not, however, create (i) a duty on Landlord’s part to inspect, test, investigate, monitor or otherwise observe the Premises or the activities of Tenant or any Tenant Party with respect to Hazardous Substances, including, but not limited to, Tenant’s operation, use or remediation thereof, or (ii) liability on the part of Landlord or any Landlord Party for Tenant’s use, storage, treatment, transportation, release, or disposal of any Hazardous Substances, it being understood that Tenant shall be solely responsible for all liability in connection therewith.

28.2                           Landlord Notification.  Tenant shall promptly provide Landlord with complete copies of all documents, correspondence and other written materials directed to or from, or relating to, Tenant concerning environmental issues at the Premises or the Project, including, without limitation, documents relating to the release, potential release, investigation, compliance, cleanup and abatement of Hazardous Substances, and any claims, causes of action or other legal documents related to same. Within twenty-four (24) hours of any unauthorized release, spill or discharge of Hazardous Substances, in, on, or about the Premises or Project by Tenant or its employees, agents, contractors or invitees, Tenant shall provide written notice to Landlord fully describing the event. Tenant shall also provide Landlord with a copy of any document or correspondence submitted by or on behalf of Tenant to any regulatory agency as a result of or in connection with the unauthorized release, spill or discharge. Within twenty-four (24) hours of receipt by Tenant of any warning, notice of violation, permit suspension or similar disciplinary measure relating to Tenant’s actual or alleged failure to comply with any environmental law, rule, regulation, ordinance or permit, Tenant shall provide written notice to Landlord.

28.3                           Remedial Work.  If any investigation or monitoring of site conditions or any clean-up, containment, restoration, removal or remediation of Hazardous Substances (collectively, “Remedial Work”) is required under any Governmental Requirements due to the use, storage, treatment, transportation, release, or disposal of any Hazardous Substances on or about the Project by Tenant or any Tenant Parties, then Tenant shall perform or cause to be performed the Remedial Work in compliance with Governmental Requirements or, at Landlord’s option, Landlord may cause such Remedial Work to be performed and Tenant shall reimburse Landlord for the reasonable costs thereof within thirty (30) days after demand therefor.  All

Remedial Work performed by Tenant shall be performed by one or more contractors, selected by Tenant and approved in advance in writing by Landlord, and under the supervision of a consulting engineer selected by Tenant and approved in advance in writing by Landlord. All costs and expenses of such Remedial Work shall be paid by Tenant, including, without limitation, the charges of such contractor(s), the consulting engineer and Landlord’s reasonable attorneys’ and experts’ fees and costs incurred in connection with monitoring or review of such Remedial Work.

28.4                           Environmental Questionnaire.  Prior to execution of this Lease, Tenant shall complete, execute and deliver to Landlord an Environmental Questionnaire and Disclosure Statement. The completed Environmental Questionnaire shall be deemed incorporated into this Lease for all purposes, and Landlord shall be entitled to rely fully on the information contained therein.  Tenant shall immediately update and resubmit to Landlord the Environmental Questionnaire if changes occur in the nature, content, handling, storage, use, treatment, transport, discharge, or disposal of the Hazardous Substances described therein. Attached hereto as Exhibit E is a form of Environmental Questionnaire to be executed in accordance with the foregoing provision.

28.5                           Survival.  Tenant’s obligations under this Section 28 shall survive the expiration or earlier termination of this Lease until all Claims within the scope of this Section 28 are fully, finally, and absolutely barred by the applicable statutes of limitations.  If it is determined by Landlord that the condition of all or any portion of the Premises, the Building or the Project is not in compliance with the provisions of this Section 28, including, but not limited to all applicable Governmental Requirements relating to Hazardous Substances, at the expiration or earlier termination of this Lease, then Landlord, in its sole discretion, may require Tenant to hold over possession of the Premises until Tenant can surrender the Premises to Landlord in the condition required under Section 14 above and in full compliance with the provisions of this Section 28.  The burden of proof under this Section 28.5 shall be upon Tenant.  For purposes of Section 14, the term “normal wear and tear” shall not include any deterioration in the condition or diminution of the value of any portion of the Premises, the Building or the Project in any manner whatsoever related directly or indirectly to Hazardous Substances.   Any such holdover by Tenant shall be with Landlord’s consent, will not be terminable by Tenant in any event or circumstance and will otherwise be subject to Section 15 above.

28.6                           Definition of “Hazardous Substances”.  “Hazardous Substances” means any hazardous or toxic substances, materials or waste which are or become regulated by any local government authority, the state in which the Project is located or the United States government, including those substances described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., any other applicable federal, state or local law, and the regulations adopted under these laws.

28.7                           Landlord’s Obligations.

(a)                                  In the event Remedial Work is required under any Governmental Requirements to be performed in the Premises as a result of Hazardous Substances that are located in the Premises prior to the Commencement Date, Landlord shall not be liable to Tenant for damages, but Landlord, as Tenant’s sole remedy, shall, except to the extent arising from the use, storage, treatment, transportation, release or disposal of any Hazardous Substances on or about the Project by Tenant or any Tenant Parties, perform or cause to be performed, at no cost to Tenant, the Remedial Work in compliance with Governmental Requirements. Landlord’s obligation to perform the Remedial Work hereunder shall apply after the exhaustion of any and all rights Landlord may have to appeal or contest.

(b)                                 Landlord shall indemnify and hold Tenant harmless from any Claims to the extent any such Claim results from or arises out of the negligent use, storage, treatment, transportation, release, or disposal of any Hazardous Substances on or about the Project by Landlord, its agents, employees, or contractors or relating to contamination due to any hydraulic oil released to the Land prior to the Delivery Date as a direct result of the installation, maintenance or operation of the elevators within the Project, except to the extent such Claim arises by reason of any negligent or intentional misconduct by Tenant or any Tenant Parties. Landlord’s liability under the foregoing indemnity (i) is personal to Tenant and may not be assigned to or relied upon by any third party other than a Permitted Transferee without Landlord’s prior written consent, which may be withheld in Landlord’s sole and absolute discretion, (ii) is limited to Tenant’s actual, out of pocket costs incurred in connection with complying with any order of any applicable state or federal agencies relating to the remediation, removal, disposal or monitoring (“Compliance Order”) of Hazardous Substances on or about the Project as a result of the use, storage, treatment, transportation, release, or disposal by Landlord, its agents, employees or contractors or relating to contamination due to any hydraulic oil released to the Land prior to the Delivery Date as a direct result of the installation, maintenance or operation of the elevators within the Project, and to reasonable consultants fees and costs and reasonable attorneys’ fees and costs incurred in defending against a proposed Compliance Order, so long as Landlord may select the attorney to defend Tenant and have sole authority to make all settlement and other decisions in regard to the proceedings, including the decision whether to challenge the Compliance Order (and any related order or action) by appeal or court challenge, and (iii) specifically excludes any claims, costs, damages or losses for personal injury, property damage, punitive damages, damage to business, lost profits, or consequential damages incurred by Tenant or any third party.

29.                                 EXCULPATION.  Landlord shall have no personal liability under this Lease; its liability shall be limited solely and exclusively to the interest of Landlord in the Project.  In no event shall Landlord’s liability extend to any other property or assets of Landlord, nor shall any officer, director, employee, agent, shareholder, partner, member or beneficiary of Landlord be personally liable for any of Landlord’s obligations hereunder. Further, in no event shall Landlord be liable under any circumstances for any consequential damages or for injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill, or loss of use, however occurring.

30.                                 COMMUNICATIONS AND COMPUTER LINES.  Tenant may install, maintain, replace, remove or use any communications or computer wires and cables (collectively, the “Lines”) at the Project in or serving the Premises, provided that (a) Tenant shall obtain Landlord’s prior written consent, use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of this Lease, (b) the Lines therefor (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, and shall be surrounded by a protective conduit reasonably acceptable to Landlord, (c) any new or existing Lines servicing the Premises shall comply with all Governmental Requirements, and (d) Tenant shall pay all costs in connection with the foregoing. Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any Governmental Requirements or represent a dangerous or potentially dangerous condition. In addition, Landlord reserves the right to require that Tenant remove any or all Lines installed by or for Tenant within or serving the Premises upon expiration or sooner termination of this Lease, provided Landlord notifies Tenant prior to or within thirty (30) days following such expiration or sooner termination. Any Lines not required to be removed pursuant to this Section shall, at Landlord’s option, become the property of Landlord (without payment by Landlord). If Tenant fails to remove such Lines as required by Landlord, or violates any other provision of this Section, Landlord may, after ten (10) days’ written notice to Tenant, remove such Lines or remedy such other violation, at Tenant’s expense (without limiting Landlord’s other remedies available under this Lease or Governmental Requirements).

31.                                 SATELLITE DISH.

31.1                           Grant of License.  Subject to the applicable terms and conditions contained in this Lease (including, without limitation, Section 5 above and this Section), Tenant shall have a non-exclusive license (the “License”), to install, operate, maintain and use, during the Term, (a) one (1) satellite dish and twenty-five (25) radio frequency antennae to service Tenant’s business in the Premises (collectively, the “Satellite Dish”) on the open space of the roof of the Building in a location reasonably designated by Landlord (the “Satellite Dish Roof Area”); and (b) connections for the Satellite Dish for (i) electrical wiring to the Building’s existing electrical supply and (ii) cable or similar connection necessary to connect the Satellite Dish with Tenant’s related equipment located in the Premises.   The routes or paths for such wiring and connections shall be through the Building’s existing risers, conduits and shafts, subject to reasonable space limitations and Landlord’s reasonable requirements for use of such areas, and in all events subject to Landlord’s reasonable approval of plans and installation pursuant to other provisions of this Lease, including, without limitation, Section 30 above (such routes or paths are collectively referred to as the “Cable Path” and all such electrical and other connections are referred to collectively as the  “Connections”).  The Satellite Dish and Connections are collectively referred to as the “Equipment”.

31.2                           Interference.  Without limiting the generality of any other provision hereof, Tenant shall install, maintain and operate the Equipment in a manner so as to not cause any electrical, electromagnetic, radio frequency or other material interference with the use and operation of any: (a) television or radio equipment in or about the Building; (b) present or future electronic control system for any of the Building’s operating services and/or Building Systems or the operation of the elevators in the Building; (c) transmitting, receiving or master television, telecommunications or microwave antennae equipment currently or hereafter located in any portion of the Project; or (d) radio communication system now or hereafter used or desired to be used by Landlord or any other licensee or tenant of Landlord.  Upon notice of any such interference, Tenant shall immediately cooperate with Landlord to identify the source of the interference and shall, within twenty-four (24) hours, if requested by Landlord, cease all operations of the Equipment (except for intermittent testing as approved by Landlord, which approval shall not be unreasonably withheld) until the interference has been corrected to the reasonable satisfaction of Landlord, unless Tenant reasonably establishes prior to the expiration of such twenty-four (24) hour period that the interference is not caused by the Equipment, in which case Tenant may operate its Equipment pursuant to the terms of this Lease. Tenant shall be responsible for all costs associated with any tests deemed reasonably necessary to resolve any and all interference as set forth in this Section. If any such interference caused by Tenant has not been corrected within ten (10) days after notice to Tenant, Landlord may (i) require Tenant to remove the specific Equipment causing such interference, or (ii) eliminate the interference at Tenant’s expense. If the equipment of any other party causes interference with the Equipment, Tenant shall reasonably cooperate with such other party to resolve such interference in a mutually acceptable manner.

31.3                           Roof Repairs.  In the event Landlord desires to perform roof repairs and/or roof replacements to the Building (the “Roof Repairs”), Landlord shall give Tenant at least ten (10) days’ prior written notice of the date Landlord intends to commence such Roof Repairs (except in the event of an emergency, in which event Landlord shall furnish Tenant with reasonable notice in light of the circumstances). Tenant shall, within ten (10) days following receipt of such notice, undertake such measures as it deems suitable to protect the Equipment from interference by Landlord, its agents, contractors or employees, in the course of any Roof Repairs.

31.4                           Rules and Regulations.  Without limiting the applicable provisions of this Lease, Tenant’s use of the roof of the Building for the installation, operation, maintenance and use of the Equipment shall be subject to the terms and conditions contained in the Rooftop Work Rules and Regulations attached hereto as Exhibit B-1.

32.                                 REDUCTION OPTION.

32.1                           Exercise of Reduction Option.  Subject to the terms and conditions contained herein, Tenant shall have a one (1) time right (the “Reduction Option”) to reduce the size of the Premises to 5l,224 rentable square fleet, so that the Premises subject to this Lease shall be that space comprising the entirety of the second floor of the Building as identified on Exhibit A-2 and the portion of the first floor of the Building single hatched on Exhibit A-3 attached hereto (collectively, the “Remainder Premises”). The Reduction Option shall be exercisable only by giving Landlord unconditional and irrevocable written notice (“Reduction Notice”) thereof within one hundred twenty (120) days after Tenant’s execution of this Lease. If Tenant fails to timely exercise the Reduction Option, Tenant’s exercise of the Reduction Option shall be null and void. In addition, Tenant’s exercise of the Reduction Option shall, at Landlord’s election, be null and void if any Event of Default by Tenant under this Lease exists on the date of Landlord’s receipt of Tenant’s Reduction Notice or at any time thereafter prior to the Surrender Date (as hereafter defined). If Tenant exercises the Reduction Option, the reduction in the size of the Premises shall be effective as of the date that is thirty (30) days after the date of the Reduction Notice (the “Surrender Date”), and Tenant shall surrender the portion of the Premises other than the Remainder Premises (the “Deletion Space”) to Landlord in the condition required pursuant to Section 14 hereof on or before the Surrender Date. If Tenant fails to so vacate and surrender possession of the Deletion Space on the Surrender Date, the provisions of Section 15 hereof shall apply to Tenant’s continued occupancy. At Landlord’s request, Tenant shall promptly execute an amendment to this Lease to reflect the reduction in the size of the Premises (including proportionate reductions in Base Rent and Proportionate Share).

32.2                           Personal to Tenant.  The Reduction Option is personal to, and may be exercised only by, the original named Tenant hereunder or a Permitted Transferee.  If Tenant assigns this Lease or sublets all or any portion of the Premises other than to a Permitted Transferee, then immediately upon such assignment or subletting, Tenant’s right to exercise the Reduction Option shall simultaneously terminate and be of no further force or effect.  No assignee or subtenant other than a Permitted Transferee shall have any right to exercise the Reduction Option.

32.3                               If Tenant exercises the Reduction Option, then, within thirty (30) days after the Surrender Date, Tenant, at its sole cost and expense, shall make such alterations that (i) Landlord deems reasonably necessary or appropriate to demise the Remainder Premises, and (ii) Tenant deems reasonably necessary or appropriate to create access from the Remainder Premises to the freight elevator in the dock area.  Such alterations shall comply with the requirements of Section 5 above.

IN WITNESS WHEREOF, the parties hereto have executed this Lease.

LANDLORD:

CARRAMERICA REALTY OPERATING PARTNERSHIP, L.P.,

a Delaware limited partnership

By:	CarrAmerica Realty Corporation,
a Maryland corporation, its general partner

By:
Christopher Peatross
Managing Director

Date of Execution:

TENANT:

PROXIM CORPORATION,

a Delaware corporation

By:

Name:

Title:
[chairman, president or vice-president]

By:

Name:

Title:
[secretary, assistant secretary,
chief financial officer or assistant treasurer]

Date of Execution:

EXHIBIT B

STIPULATION

[ATTACHED]

1

EXHIBIT C

LC AMENDMENT CERTIFICATE PROVISION

“OR

(C)                                “Beneficiary has the right to draw upon the Letter of Credit pursuant to the terms and conditions of that certain Lease Termination Agreement dated [INSERT DATE], as amended from time to time, executed by and between Beneficiary, Applicant, and Proxim Wireless Networks, Inc.”

1